                                               FILED PURSUANT TO RULE 424(b)(1)
                                               REGISTRATION NO. 333-17873
PROSPECTUS

                                7,994,522 SHARES

                    [EQUITY CORPORATION INTERNATIONAL LOGO]

                       EQUITY  CORPORATION  INTERNATIONAL
                                  COMMON STOCK

                            ------------------------
     All of the 7,994,522 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Equity Corporation International, a Delaware corporation (the "Company"), offered hereby (the "Offering") are being offered by Service Corporation International (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder" and "Underwriting."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "ECII." On January 30, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $20 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
         MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
         TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                 PRICE TO             UNDERWRITING       PROCEEDS TO SELLING
                                                  PUBLIC              DISCOUNT(1)           STOCKHOLDER(2)
--------------------------------------------------------------------------------------------------------------
Per Share...............................          $19.25                  $.77                  $18.48
--------------------------------------------------------------------------------------------------------------
Total(3)................................       $153,894,549            $6,155,782            $147,738,767
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable pro rata by the Selling Stockholder and the Company estimated at $425,000.

(3) The Company has granted to the several Underwriters an option for 30 days to purchase up to an additional 1,199,178 shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Selling Stockholder and Proceeds to Company will be $176,978,725, $7,079,149, $147,738,767 and $22,160,809,
    respectively. See "Underwriting."

                            ------------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about February 5, 1997.

                            ------------------------
MERRILL LYNCH & CO.

          ABN AMRO CHICAGO CORPORATION

                     J.P. MORGAN & CO.

                                RAYMOND JAMES & ASSOCIATES, INC.

                            ------------------------
                THE DATE OF THIS PROSPECTUS IS JANUARY 30, 1997.

     [Map of the U.S. marking property locations of funeral homes and cemeteries operated by the Company as of January 1, 1997. Blue circles are used to indicate property locations at formation, red circles are used to indicate additional locations acquired through January 1, 1997 and a black star is used to mark the Company's corporate headquarters.]


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS HAVE ENGAGED IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included elsewhere in this Prospectus or incorporated by reference in this Prospectus. Unless the context requires otherwise, references to "ECI" or the "Company" in this Prospectus include Equity Corporation International and its subsidiaries and their respective predecessors. All data relating to shares of Common Stock reflects a 579-for-1 stock split in June 1994 and a 3-for-2 stock split in October 1996. Unless otherwise noted, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

GENERAL

     The Company is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan areas. As of January 1, 1997, the Company operated 178 funeral homes and 64 cemeteries in 24 states. For the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company had net revenues of $65.7 million and $64.0 million, respectively.

     The Company commenced operations in May 1990 through the acquisition of 71 funeral homes and 3 cemeteries from Service Corporation International ("SCI"). Effective January 1, 1994, the Company significantly expanded its cemetery operations through the acquisition of MLI/The Loftis Corporation ("MLI"), which operated 40 cemeteries and 4 funeral homes. In addition to its acquisition of MLI, the Company acquired 12 funeral homes and 5 cemeteries in 1994 for purchase prices totaling approximately $13.5 million and 27 funeral homes and 13 cemeteries in 1995 for purchase prices totaling approximately $41.1 million. In 1996, the Company acquired 59 funeral homes and 3 cemeteries for purchase prices totaling approximately $64.5 million. As of January 1, 1997, the Company was a party to letters of intent relating to the acquisition of 14 funeral homes and 2 cemeteries for purchase prices totaling approximately $23.7 million.

     The Company's funeral homes perform all of the services related to funerals, provide funeral facilities and vehicles and sell related merchandise and services. The Company's funeral homes are primarily located in communities with populations ranging from 10,000 to 250,000 residents. The Company's cemeteries perform all of the services related to interment and sell cemetery interment rights, mausoleum spaces and related merchandise. The Company's cemeteries are primarily located in communities with populations ranging from 75,000 to 500,000 residents. In order to improve the efficiency and profitability of its operations, the Company's funeral homes and cemeteries are generally operated in "clusters" or groups within a given geographic area. The clustering of funeral homes and the clustering of cemeteries provide opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement revenue enhancing cross-marketing programs.

     ECI believes it is differentiated from the other large, national deathcare companies by its focus on the consolidation of funeral homes and cemeteries in non-metropolitan areas of the United States. The Company has focused on non-metropolitan areas in order to take advantage of the unique opportunities offered by such areas as compared to metropolitan areas, including (i) the opportunity to establish and maintain higher market shares as a result of the smaller number of deathcare providers typically found in a non-metropolitan area, (ii) the relatively lower level of competition for acquisitions and (iii) the stronger preference for traditional funeral services and burials.

THE DEATHCARE INDUSTRY

     Deathcare companies provide products and services to families in three principal areas: (i) ceremony and tribute, generally through a funeral or memorial service; (ii) disposition of remains, either through burial or cremation; and (iii) memorialization, generally through monuments, markers or inscriptions. The deathcare industry in the United States is characterized by the following attributes:

     Fragmented Nature. It is estimated that there are approximately 22,000 funeral homes and 9,600 commercial (as opposed to religious, family, fraternal, military or municipal) cemeteries in the United States. Many of these properties are owned by small, family-owned firms that control one or several funeral homes or cemeteries in a single community. Based upon industry estimates, the Company and the three largest publicly traded North American deathcare companies represented less than 20% of the total 1995 United States deathcare industry revenues.

     Barriers to Entry. The deathcare industry is characterized by significant barriers to the establishment of a new funeral home or cemetery in an existing market, the most formidable of which typically is local heritage and tradition. Heritage and tradition, particularly in non-metropolitan areas where there are fewer market participants, afford an established funeral home or cemetery a local franchise which tends to foster family loyalty.

     Stability. Death rates in the United States are fairly predictable, thereby lending stability to the deathcare industry. The number of deaths in the United States has increased at a compound rate of approximately one percent per year since 1980 and is expected to increase by approximately one percent per year through 2010. In addition, the ownership of funeral home and cemetery businesses has traditionally passed from generation to generation within the same family and the aggregate number of funeral homes and cemeteries in the United States has remained relatively constant.

BUSINESS STRATEGY

     The Company's strategy is to continue to expand through the aggressive acquisition of premier funeral homes and cemeteries primarily in non-metropolitan areas of the United States and to generate increasing levels of profitability through the implementation of proven revenue-enhancement and cost-containment programs.

     The Company's acquisition program is focused on premier funeral homes and cemeteries in non-metropolitan areas both within and outside the Company's current markets that can serve as anchor locations for new clusters or that complement the operations of its existing clusters. The Company believes that it is well positioned to continue successfully implementing its growth strategy primarily due to the large number of attractive acquisition opportunities management believes are still available in the United States. The Company currently expects to spend approximately $65 million for the acquisition of funeral homes and cemeteries in 1997. The Company typically retains the former owners and other key personnel of acquired funeral homes and, where appropriate, the former owners and other key personnel of acquired cemeteries in an effort to ensure the continuation of high quality services and the maintenance of each acquired operation's unique reputation, heritage and long-standing local relationships. In nearly all cases, acquired funeral homes and cemeteries continue operations under the same tradenames as were used by the prior owners.

     Following the acquisition of a funeral home or cemetery, the Company implements its proven revenue-enhancement program. For acquired funeral homes, the program includes the introduction of the Company's funeral merchandising and sales training program. For acquired cemeteries, the program includes the expansion of preneed marketing of cemetery interment rights, services and merchandise. Following an acquisition, cross-marketing opportunities are also identified in an effort to maximize revenues when newly acquired funeral homes and cemeteries are located in close proximity to existing clusters. In order to improve the profitability of its operations, particularly its newly acquired properties, the Company also implements aggressive cost-containment programs including (i) the elimination, where possible, of costs through the sharing of personnel, vehicles and other resources, (ii) the realization of favorable pricing and terms from suppliers through volume discounts on certain significant expenditures and (iii) the consolidation of certain administrative and financial management functions.

                                  THE OFFERING

Common Stock offered by the
  Selling Stockholder......  7,994,522 shares(1)

Common Stock to be
outstanding after the
  Offering.................  19,322,723 shares(1)(2)

Use of Proceeds............  The Company will not receive any of the proceeds from the sale of Common Stock by the Selling
                             Stockholder in the Offering. If the over-allotment option is exercised by the Underwriters in full, the Company will receive net proceeds of approximately $22.1 million. The Company will use such proceeds to repay outstanding indebtedness under the Company's revolving bank credit facility. See "Use of Proceeds."

Nasdaq National Market
  Symbol...................  ECII
---------------

(1) Does not include 1,199,178 shares of Common Stock subject to purchase from the Company upon the exercise by the Underwriters of their over-allotment option.

(2) Based on shares outstanding as of January 1, 1997. Does not include 1,036,531 shares issuable upon the exercise of options outstanding as of January 1, 1997 under the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan"), 316,419 of which were exercisable as of such date.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth certain summary financial and operating data for the Company. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                               NINE MONTHS
                                  ENDED
                              SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                            ------------------    ---------------------------------------------------
                             1996       1995       1995       1994      1993(1)    1992(1)    1991(1)
                            -------    -------    -------    -------    -------    -------    -------
                               (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenues:
  Funeral.................  $40,232    $25,321    $36,261    $27,382    $21,432    $19,525    $19,413
  Cemetery................   25,426     19,662     27,740     21,919        847        865        773
                            -------    -------    -------    -------    -------    -------    -------
          Total net
            revenues......   65,658     44,983     64,001     49,301     22,279     20,390     20,186
Gross profit:
  Funeral.................   11,462      5,844      8,819      7,580      6,118      3,399      2,917
  Cemetery................    7,301      6,009      8,477      6,157         47         59         78
                            -------    -------    -------    -------    -------    -------    -------
          Total gross
            profit........   18,763     11,853     17,296     13,737      6,165      3,458      2,995
General and administrative
  expenses................    4,370      3,442      4,782      3,885      1,521      1,093        765
                            -------    -------    -------    -------    -------    -------    -------
Income from operations....   14,393      8,411     12,514      9,852      4,644      2,365      2,230
Interest expense..........    1,690      1,297      2,207      3,178        701        556        533
                            -------    -------    -------    -------    -------    -------    -------
Income before income taxes
  and extraordinary
  item....................   12,703      7,114     10,307      6,674      3,943      1,809      1,697
Provision for income
  taxes...................    5,709      2,810      4,071      2,728      1,388        598        807
Extraordinary item, net...       --         --         --       (198)        --         --         --
                            -------    -------    -------    -------    -------    -------    -------
Net income................    6,994      4,304      6,236      3,748      2,555      1,211        890
Preferred stock
  dividends...............       --         --         --         --      1,563      1,563      1,531
                            -------    -------    -------    -------    -------    -------    -------
Net income (loss)
  attributable to common
  stock...................  $ 6,994    $ 4,304    $ 6,236    $ 3,748    $   992    $  (352)   $  (641)
                            =======    =======    =======    =======    =======    =======    =======
Earnings (loss) per
  share(2):
  Continuing operations...  $  0.40    $  0.29    $  0.42    $  0.39    $  0.15    $ (0.49)   $ (0.89)
  Extraordinary item......       --         --         --      (0.02)        --         --         --
                            -------    -------    -------    -------    -------    -------    -------
  Net income (loss).......  $  0.40    $  0.29    $  0.42    $  0.37    $  0.15    $ (0.49)   $ (0.89)
                            =======    =======    =======    =======    =======    =======    =======
Weighted average number of
  common and equivalent
  shares outstanding(2)...   17,583     14,807     14,835     10,002      6,613        717        717
                            =======    =======    =======    =======    =======    =======    =======

                                                                                    AS OF
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
                                                                                 (UNAUDITED)
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................................       $ 10,921
Preneed funeral contracts...................................................        145,046
Total assets................................................................        400,377
Deferred preneed funeral contract revenues..................................        150,082
Long-term debt, net of current maturities...................................         28,902
Stockholders' equity........................................................        171,880

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                               ------------------    ---------------------------------------------------
                                1996       1995       1995       1994      1993(1)    1992(1)    1991(1)
                               -------    -------    -------    -------    -------    -------    -------
OPERATING DATA:
FUNERAL OPERATIONS:
  Funeral homes in operation
     at end of period........      163        113        119         95         79         76         82
  Funeral services
     performed...............    8,681      5,780      8,332      6,181      5,127      4,753      5,096
  Preneed funeral contracts
     sold or obtained through
     acquisitions............   12,353     10,225     12,415      6,397      2,124      2,462      1,652
  Backlog of preneed funeral
     contracts at end of
     period..................   42,871     30,332     32,199     21,084     16,103     14,979     13,370
CEMETERY OPERATIONS:
  Cemeteries in operation at
     end of period...........       62         59         61         48          3          3          3
  Interments performed.......    6,707      4,975      7,080      6,283        293        264        286

---------------

(1) The Company's financial and operating data for the years ended December 31, 1993, 1992 and 1991 do not reflect the operations of MLI, which were acquired effective January 1, 1994. As a result of the MLI acquisition and certain other factors, the Company believes that its results of operations for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 are not necessarily comparable with its results of operations for prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Earnings (loss) per share is based on the weighted average number of common and equivalent shares outstanding during the period which takes into consideration (i) for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995, the dilutive effect of stock options and restricted stock issued under the Company's Incentive Plan based on the treasury stock method, (ii) for 1994, 1993, 1992 and 1991, the issuance of 228,375 shares of Common Stock at a price of approximately $6.13 per share in June 1994 reflected under the treasury stock method prior to issuance and (iii) for 1993, the dilutive effect of a warrant exercisable for common shares held by SCI. The redeemable preferred stock dividends are deducted from the 1993, 1992 and 1991 net income for purposes of calculating earnings (loss) per share. The weighted average number of common and equivalent shares outstanding reflects a 579-for-1 stock split in June 1994 and a 3-for-2 stock split in October 1996.

                                  RISK FACTORS

     In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors before purchasing the Common Stock offered hereby.

COMPETITION FOR ACQUISITIONS

     To date, the Company has expanded its operations principally through the acquisition of established funeral homes and cemeteries. Acquisitions of premier funeral homes and cemeteries primarily in non-metropolitan areas of the United States with demographic profiles that the Company believes are favorable will continue to be a key component of the Company's business strategy. Competition in the acquisition market is currently intense, and prices paid for funeral homes and cemeteries have increased substantially in recent years. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms. See "Business -- Business Strategy," "-- Acquisition Program" and "-- Competition."

TREND TOWARD CREMATION

     There is an increasing trend in the United States toward cremation as an alternative to traditional burial. According to industry studies, cremations represented approximately 21% of all dispositions of human remains in the United States in 1995, as compared with approximately 10% in 1980. Cremation is increasingly marketed as part of a complete deathcare package that includes a funeral service and traditional memorialization. While cremations have historically generated gross profit percentages similar to those for traditional funeral services, cremations generally result in lower average revenue and gross profit dollars when compared to traditional funeral services. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the Company's results of operations. See
"Business -- Operations -- Funeral Home Operations."

DEPENDENCE UPON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its existing senior management. The loss of key members of the Company's senior management could adversely affect the Company's results of operations. The Company has entered into employment agreements with its principal executive officers. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and cemetery management personnel.

REGULATION

     The Company's operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of the Company's business. The impact of such laws, ordinances and regulations varies depending on the location of the Company's funeral homes and cemeteries. Among the regulations applicable to the Company are those requiring the establishment and maintenance of trust accounts for the deposit of certain funds obtained from the purchasers of preneed funeral contracts and preneed cemetery merchandise and trust accounts for the perpetual care of cemetery properties. The Company has in place various safeguards designed to ensure that funds are deposited in such trust accounts as required and that improper withdrawals from such trust accounts do not occur.

     From time to time, federal and state regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. If adopted, such legislation or regulations could have a material adverse effect on the Company's results of operations.

     Approximately 43% and 54% of the Company's funeral home net revenues (approximately 26% and 31% of the Company's total net revenues) for the nine months ended September 30, 1996 and the year ended

December 31, 1995, respectively, were attributable to funeral home operations in Texas, and approximately 25% and 32% of the Company's cemetery net revenues (approximately 10% and 14% of the Company's total net revenues) for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, were attributable to cemetery operations in North Carolina. Any material adverse change in the regulatory requirements applicable to Texas funeral home operations or North Carolina cemetery operations could have a material adverse effect on the Company's results of operations. See
"Business -- Trust Funds" and "-- Regulation."

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation ("Charter") and Amended and Restated Bylaws ("Bylaws") contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority or class voting to effect certain amendments to the Charter and Bylaws, limiting the persons who may call special stockholders' meetings, limiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. In addition, the Company's Board of Directors has adopted a preferred share rights plan. The rights plan, as well as certain provisions of Delaware law, may also have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Prospectus contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

                                  THE COMPANY

     The Company is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan areas. As of January 1, 1997, the Company operated 178 funeral homes and 64 cemeteries in 24 states.

     The Company commenced operations in May 1990 through the acquisition of 71 funeral homes and 3 cemeteries from SCI. Effective January 1, 1994, the Company significantly expanded its cemetery operations through the acquisition of MLI, which operated 40 cemeteries and 4 funeral homes. In addition to its acquisition of MLI, the Company acquired 12 funeral homes and 5 cemeteries in 1994 for purchase prices totaling approximately $13.5 million and 27 funeral homes and 13 cemeteries in 1995 for purchase prices totaling approximately $41.1 million. In 1996, the Company acquired 59 funeral homes and 3 cemeteries for purchase prices totaling approximately $64.5 million. As of January 1, 1997, the Company was a party to letters of intent relating to the acquisition of 14 funeral homes and 2 cemeteries for purchase prices totaling approximately $23.7 million.

     The Company's funeral homes perform all of the services related to funerals, provide funeral facilities and vehicles and sell related merchandise and services. The Company's funeral homes are primarily located in communities with populations ranging from 10,000 to 250,000 residents. The Company's cemeteries perform all of the services related to interment and sell cemetery interment rights, mausoleum spaces and related merchandise. The Company's cemeteries are primarily located in communities with populations ranging from 75,000 to 500,000 residents. In order to improve the efficiency and profitability of its operations, the Company's funeral homes and cemeteries are generally operated in clusters or groups within a given geographic area. The clustering of funeral homes and the clustering of cemeteries provide opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement revenue enhancing cross-marketing programs.

     ECI believes it is differentiated from the other large, national deathcare companies by its focus on the consolidation of funeral homes and cemeteries in non-metropolitan areas of the United States. The Company has focused on non-metropolitan areas in order to take advantage of the unique opportunities offered by such areas as compared to metropolitan areas, including (i) the opportunity to establish and maintain higher market shares as a result of the smaller number of deathcare providers typically found in a non-metropolitan area, (ii) the relatively lower level of competition for acquisitions and (iii) the stronger preference for traditional funeral services and burials.

     The Company's principal executive office is located at 415 South First Street, Suite 210, Lufkin, Texas 75901, and its telephone number is (409) 631-8700.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "ECII." The following table presents the quarterly high and low sale prices as reported by the Nasdaq National Market since the shares became publicly traded on October 19, 1994. The sale prices set forth below have been adjusted to reflect a 3-for-2 stock split in October 1996.

                                                              HIGH    LOW
                                                              ----    ----
1994:
  Fourth Quarter (beginning October 19, 1994)...............  $103/8  $ 85/8
1995:
  First Quarter.............................................   11       85/8
  Second Quarter............................................   137/8    95/8
  Third Quarter.............................................   167/8   131/8
  Fourth Quarter............................................   161/2   121/2
1996:
  First Quarter.............................................   20      153/8
  Second Quarter............................................   201/2   175/8
  Third Quarter.............................................   221/8   163/8
  Fourth Quarter............................................   251/2   171/4
1997:
  First Quarter (through January 30, 1997)..................   211/2   181/2

     On January 30, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $20 per share. As of January 1, 1997, there were 19,322,723 shares of Common Stock outstanding held by approximately 130 holders of record. The Company believes there are approximately 3,500 beneficial owners of the Common Stock.

     The Company has never paid a cash dividend on the Common Stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future change in the Company's dividend policy will be made at the discretion of the Company's Board of Directors in light of the financial condition, capital requirements, earnings and prospects of the Company and any restrictions under credit agreements, as well as other factors the Board of Directors may deem relevant. The Company's revolving bank credit facility (the "Credit Facility") permits the payment of dividends only to the extent the Company maintains a specified minimum net worth (approximately $163.3 million as of September 30, 1996) and certain financial ratios. The Company's net worth as of September 30, 1996 was approximately $171.9 million.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder in the Offering. If the over-allotment option is exercised in full, less estimated expenses payable by the Company of $55,433), the Company will receive net proceeds of approximately $22.1 million, which will be used to repay outstanding indebtedness under the Company's Credit Facility.

     As of January 1, 1997, $35.0 million was outstanding under the Credit Facility at a weighted average interest rate of 6.4% per annum and maturing in October 1999. Approximately $25.9 million of the indebtedness outstanding under the Credit Facility was incurred in connection with the acquisitions of 30 funeral homes and 2 cemeteries in 1996 and the remainder ($9.1 million) will be used in 1997 for general corporate purposes, cemetery and funeral home acquisitions and the payoff of existing seller financing.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                    AS OF
                                                              SEPTEMBER 30, 1996
                                                              ------------------
                                                                (IN THOUSANDS)
Long-term debt, net of current maturities:
  Credit Facility(1)........................................       $ 16,000
  Other.....................................................         12,902
                                                                   --------
          Total long-term debt..............................         28,902
                                                                   --------
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized;
     no shares issued and outstanding.......................             --
  Common stock, $.01 par value; 50,000,000 shares
     authorized;
     19,216,334 shares issued and outstanding...............            192
  Capital in excess of par value............................        155,217
  Retained earnings.........................................         16,471
                                                                   --------
       Total stockholders' equity...........................        171,880
                                                                   --------
          Total capitalization..............................       $200,782
                                                                   ========

---------------

(1) As of January 1, 1997, $35.0 million was outstanding under the Credit Facility.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table presents selected financial and operating data for the Company as of the dates and for the periods indicated. The financial data presented below has been derived from the Company's consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                               ------------------    ---------------------------------------------------
                                1996       1995       1995       1994      1993(1)    1992(1)    1991(1)
                               -------    -------    -------    -------    -------    -------    -------
                                  (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenues:
  Funeral..................... $40,232    $25,321    $36,261    $27,382    $21,432    $19,525    $19,413
  Cemetery....................  25,426     19,662     27,740     21,919        847        865        773
                               -------    -------    -------    -------    -------    -------    -------
          Total net
            revenues..........  65,658     44,983     64,001     49,301     22,279     20,390     20,186
Gross profit:
  Funeral.....................  11,462      5,844      8,819      7,580      6,118      3,399      2,917
  Cemetery....................   7,301      6,009      8,477      6,157         47         59         78
                               -------    -------    -------    -------    -------    -------    -------
          Total gross
            profit............  18,763     11,853     17,296     13,737      6,165      3,458      2,995
General and administrative
  expenses....................   4,370      3,442      4,782      3,885      1,521      1,093        765
                               -------    -------    -------    -------    -------    -------    -------
Income from operations........  14,393      8,411     12,514      9,852      4,644      2,365      2,230
Interest expense..............   1,690      1,297      2,207      3,178        701        556        533
                               -------    -------    -------    -------    -------    -------    -------
Income before income taxes and
  extraordinary item..........  12,703      7,114     10,307      6,674      3,943      1,809      1,697
Provision for income taxes....   5,709      2,810      4,071      2,728      1,388        598        807
Extraordinary item, net.......      --         --         --       (198)        --         --         --
                               -------    -------    -------    -------    -------    -------    -------
Net income....................   6,994      4,304      6,236      3,748      2,555      1,211        890
Preferred stock dividends.....      --         --         --         --      1,563      1,563      1,531
                               -------    -------    -------    -------    -------    -------    -------
Net income (loss) attributable
  to common stock............. $ 6,994    $ 4,304    $ 6,236    $ 3,748    $   992    $  (352)   $  (641)
                               =======    =======    =======    =======    =======    =======    =======
Earnings (loss) per share(2):
  Continuing operations....... $  0.40    $  0.29    $  0.42    $  0.39    $  0.15    $ (0.49)   $ (0.89)
  Extraordinary item..........      --         --         --      (0.02)        --         --         --
                               -------    -------    -------    -------    -------    -------    -------
  Net income (loss)........... $  0.40    $  0.29    $  0.42    $  0.37    $  0.15    $ (0.49)   $ (0.89)
                               =======    =======    =======    =======    =======    =======    =======
Weighted average number of
  common and equivalent shares
  outstanding(2)..............  17,583     14,807     14,835     10,002      6,613        717        717
                               =======    =======    =======    =======    =======    =======    =======

                                       AS OF
                                     SEPTEMBER
                                        30,                            AS OF DECEMBER 31,
                                    ------------      -----------------------------------------------------
                                        1996            1995        1994      1993(1)    1992(1)    1991(1)
                                    ------------      --------    --------    -------    -------    -------
                                    (UNAUDITED)
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................   $ 10,921      $  9,093    $  4,495    $ 5,973    $ 6,208    $ 4,225
Preneed funeral contracts..........    145,046       102,889      72,318     48,817     41,520     37,227
Total assets.......................    400,377       302,827     210,366     83,095     72,244     66,805
Deferred preneed funeral contract
  revenues.........................    150,082       107,969      76,447     51,640     44,032     39,222
Long-term debt, net of current
  maturities.......................     28,902        54,518       4,037      8,244      6,998      4,729
Redeemable preferred stock(3)......         --            --          --     20,844     20,844     20,844
Stockholders' equity (deficit).....    171,880        91,665      84,083       (503)    (1,495)    (1,143)

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                               ------------------    ---------------------------------------------------
                                1996       1995       1995       1994      1993(1)    1992(1)    1991(1)
                               -------    -------    -------    -------    -------    -------    -------
OPERATING DATA:
FUNERAL OPERATIONS:
  Funeral homes in operation
     at end of period.........     163        113        119         95         79         76         82
  Funeral services
     performed................   8,681      5,780      8,332      6,181      5,127      4,753      5,096
  Preneed funeral contracts
     sold or obtained through
     acquisitions.............  12,353     10,225     12,415      6,397      2,124      2,462      1,652
  Backlog of preneed funeral
     contracts at end of
     period...................  42,871     30,332     32,199     21,084     16,103     14,979     13,370
CEMETERY OPERATIONS:
  Cemeteries in operation at
     end of period............      62         59         61         48          3          3          3
  Interments performed........   6,707      4,975      7,080      6,283        293        264        286

---------------

(1) The Company's financial and operating data for the years ended December 31, 1993, 1992 and 1991 do not reflect the operations of MLI, which were acquired effective January 1, 1994. As a result of the MLI acquisition and certain other factors, the Company believes that its results of operations for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 are not necessarily comparable with its results of operations for prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Earnings (loss) per share is based on the weighted average number of common and equivalent shares outstanding during the period which takes into consideration (i) for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995, the dilutive effect of stock options and restricted stock issued under the Company's Incentive Plan based on the treasury stock method, (ii) for 1994, 1993, 1992 and 1991, the issuance of 228,375 shares of Common Stock at a price of approximately $6.13 per share in June 1994 reflected under the treasury stock method prior to issuance and
    (iii) for 1993, the dilutive effect of a warrant exercisable for common shares held by SCI. The redeemable preferred stock dividends are deducted from the 1993, 1992 and 1991 net income for purposes of calculating earnings
    (loss) per share. The weighted average number of common and equivalent shares outstanding reflects a 579-for-1 stock split in June 1994 and a 3-for-2 stock split in October 1996.

(3) Effective January 1, 1994, the Company's redeemable preferred stock and a warrant exercisable for common shares held by SCI were exchanged for 5,896,860 shares of Common Stock and the common shares held by James P. Hunter, III were exchanged for 628,140 shares of Common Stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     General. The Company commenced operations in May 1990 through the acquisition of 71 funeral homes and 3 cemeteries from SCI. Although the Company acquired 23 additional funeral homes from May 1990 through December 1993 that complemented existing properties, management's primary focus during this period was on improving the operating efficiency and profitability of the properties acquired from SCI. Over this period, the Company disposed of or consolidated 15 funeral homes that, in general, did not meet its growth or financial performance criteria. Effective January 1, 1994, the Company significantly expanded its cemetery operations through its acquisition of MLI, which operated 40 cemeteries and 4 funeral homes.

     Since the MLI acquisition, the Company has adopted a growth strategy which emphasizes an aggressive acquisition program and the implementation of proven revenue-enhancement and cost-containment programs. As part of this growth strategy, the Company has significantly expanded its corporate development capabilities from only one full-time professional to a team including a senior corporate development executive with substantial deathcare industry experience and six additional professionals with full-time responsibility for identifying, evaluating, negotiating and closing acquisitions of funeral homes and cemeteries. With the Company's knowledge of non-metropolitan markets and experienced management team, the Company believes it is well positioned to take advantage of the continuing consolidation trend in the deathcare industry. The Company's future results of operations will depend in large part on the Company's ability to continue to make acquisitions on attractive terms and to successfully integrate and manage the acquired properties.

     As a result of the MLI acquisition and certain other factors, including the Company's increased corporate development activities, the Company believes that the results for the Company in 1995 and 1994 are not necessarily comparable to the results for the Company in 1993. In addition, the comparability of the Company's results of operations since the beginning of 1994 has been impacted by the Company's active acquisition program. See "Business -- Acquisition Program."

     The following table sets forth certain income statement data expressed as a percentage of net revenues for the periods presented.

                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                     ---------------     -------------------------
                                                     1996      1995      1995      1994      1993(1)
                                                     -----     -----     -----     -----     -----
Net revenues.......................................  100.0%    100.0%    100.0%    100.0%    100.0%
                                                     =====     =====     =====     =====     =====
Gross profit.......................................   28.6%     26.3%     27.0%     27.9%     27.7%
General and administrative expenses................    6.7       7.6       7.5       7.9       6.8
                                                     -----     -----     -----     -----     -----
Income from operations.............................   21.9      18.7      19.5      20.0      20.8
Interest expense...................................    2.5       2.9       3.4       6.4       3.1
Provision for income taxes.........................    8.7       6.2       6.4       5.5       6.2
                                                     -----     -----     -----     -----     -----
Income before extraordinary item...................   10.7       9.6       9.7       8.0      11.5
Extraordinary item, net............................     --        --        --      (0.4)       --
                                                     -----     -----     -----     -----     -----
Net income.........................................   10.7%      9.6%      9.7%      7.6%     11.5%
                                                     =====     =====     =====     =====     =====

---------------

(1) Does not include income statement data of MLI which was acquired effective January 1, 1994.

     The Company's net revenues increased by 46.0% to $65.7 million for the nine months ended September 30, 1996 from $45.0 million for the nine months ended September 30, 1995. Income from operations increased by 71.1% to $14.4 million for the nine months ended September 30, 1996 from $8.4 million for the nine months ended September 30, 1995. Income from operations increased to 21.9% of net revenues for the nine months ended September 30, 1996 from 18.7% for the nine months ended September 30, 1995. The increase in income from operations as a percentage of net revenues was primarily attributable to (i) increases in revenues and improved operational efficiencies for the nine months ended September 30, 1996 at funeral home operations that had been owned since January 1, 1995, (ii) the buyout of several long-term licensing and lease agreements for $2.1 million which generated a gross profit of $1.0 million for the nine months ended September 30, 1996, and (iii) economies of scale realized by the Company as general and administrative expenses were spread over a larger revenue base.

     The increase in interest expense to $1.7 million for the nine months ended September 30, 1996 from $1.3 million for the nine months ended September 30, 1995 was primarily attributable to higher levels of acquisition indebtedness partially offset by the repayment of the Credit Facility with proceeds from the Company's May 1996 equity offering.

     The Company's net revenues increased by 29.8% to $64.0 million in 1995 from $49.3 million in 1994 and income from operations increased by 27.0% to $12.5 million in 1995 from $9.9 million in 1994. Income from operations decreased to 19.5% of net revenues in 1995 from 20.0% of net revenues in 1994. The decline in income from operations as a percentage of net revenues was attributable to (i) an overall lower average death rate during 1995 in the Company's geographic areas of operation, thereby adversely affecting funeral home operations which have a relatively high fixed cost structure as well as (ii) a greater number of newly acquired funeral operations in 1995 over 1994 which generally produce lower gross margins until they have been operated long enough by the Company to realize enhancements and efficiencies which are implemented subsequent to their acquisition. The decrease in interest expense to $2.2 million in 1995 from $3.2 million in 1994 was primarily attributable to the decrease in indebtedness resulting from the repayment of debt with proceeds from the Company's initial public offering in October 1994.

     The Company's net revenues increased by 121.3% to $49.3 million in 1994 from $22.3 million in 1993 and income from operations increased by 112.2% to $9.9 million in 1994 from $4.6 million in 1993, primarily as a result of the MLI acquisition, which was effective January 1, 1994. Income from operations decreased to 20.0% of net revenues in 1994 from 20.8% of net revenues in 1993. The decline in income from operations as a percentage of net revenues resulted from the additional general and administrative expenses incurred in the second half of 1994 in connection with the Company expanding its corporate development staff and related activities as well as additional administrative expenses resulting from compliance with the Company's public reporting responsibilities following its initial public offering. The increase in interest expense to $3.2 million in 1994 from $.7 million in 1993 resulted primarily from the additional indebtedness incurred or assumed by the Company in connection with the acquisition of MLI. For a discussion of period to period increases in net revenues and gross profit attributable to existing, acquired and disposed operations, see "-- Results of Operations" below.

     Funeral Home Operations. The following table sets forth the number of funeral homes operated by the Company for the periods presented.

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                                SEPTEMBER 30,        DECEMBER 31,
                                                              -----------------   ------------------
                                                                    1996          1995   1994   1993
                                                              -----------------   ----   ----   ----
Funeral homes operated at beginning of period...............         119           95     79     76
Acquisitions................................................          44           27     16      6
Dispositions and consolidations.............................          --           (3)    --     (3)
                                                                     ---          ---    ---    ---
Funeral homes operated at end of period.....................         163          119     95     79
                                                                     ===          ===    ===    ===

     The Company's funeral home revenues are generated primarily through the sale of funeral services and merchandise both prior to and at the time of need. Proceeds from the sale of funeral services at the time of need are recorded as revenues in the period of sale. Proceeds from the sale of preneed funeral contracts are not recognized until the funeral service is performed. Preneed funeral contracts are funded by the customer through either lump sum or installment payments placed in trust or through the purchase of a life insurance policy. Balances in trust accounts and proceeds from insurance policies are made available to the Company at the time the related funeral services are performed. Trust principal amounts and the cash value of insurance policies are refunded to customers upon cancellation of contracts where required by state law. Preneed funeral trust earnings and increasing benefits under insurance policies are accrued and deferred until the related funeral services are performed. Earnings on trust funds increase the amount of cash to be received by the Company at the time the funeral service is performed and historically have allowed the Company to adequately cover the inflationary increase in costs of funeral services. See "Business -- Trust Funds."

     Commissions and direct marketing costs related to preneed funeral contracts are also deferred and recognized over 12 years, which approximates the expected timing of the performance of services related to preneed contracts. These deferred costs have historically averaged less than approximately 10% of the amount of preneed funeral contracts. All principal, earnings, receivables and deferred costs associated with price guaranteed preneed funeral contracts are included in the Company's consolidated balance sheet as long-term assets with a corresponding credit to deferred preneed funeral contract revenues.

     Aggressive preneed funeral sales are frequently associated with highly competitive market areas or are utilized to rapidly build market share. Because of the significant market shares of most of the Company's funeral homes in their areas of operation, the Company does not extensively market preneed funeral contracts. The Company does, however, market preneed funeral contracts in specific markets where it is necessary to build current and future market share or in response to sales campaigns launched by competitors, but typically does not sell such preneed funeral contracts at a significant discount to current at need sales prices.

     Many of the Company's acquired funeral homes have provided high quality service to client families for many decades. The resulting client loyalty often represents a substantial portion of the value of a funeral business. The excess of purchase price over the fair value of identifiable net tangible assets acquired in transactions accounted for as a purchase are included in names and reputations and generally are amortized on a straight-line basis over 40 years.

     Cemetery Operations. The following table sets forth the number of cemeteries operated by the Company for the periods presented.

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                                SEPTEMBER 30,        DECEMBER 31,
                                                              -----------------   ------------------
                                                                    1996          1995   1994   1993
                                                                    ----          ----   ----   ----
Cemeteries operated at beginning of period..................          61           48      3      3
Acquisitions................................................           1           13     45     --
                                                                     ---          ---    ---    ---
Cemeteries operated at end of period........................          62           61     48      3
                                                                     ===          ===    ===    ===

     The Company's cemetery net revenues are generated primarily through the sale of cemetery interment rights, related merchandise and interment services. Cemetery interment rights, interment services and related merchandise are sold either on a preneed or at need basis. Approximately 64.1% and 63.0% of the Company's cemetery net revenues for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, is attributable to sales made prior to the time of need. Revenues from preneed cemetery sales are recognized when the contract is signed, with concurrent recognition of related costs. The Company typically receives payment of at least 5% of the sales price at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the time of sale based upon historical experience. Costs of cemetery merchandise are accrued at the time of sale based upon actual costs incurred or estimated future costs.

     Preneed cemetery sales are usually financed by the Company through installment sale contracts bearing interest at rates currently ranging from 12.5% to 14.5% per annum. Finance charges are recognized as cemetery revenues over the terms of the related installment receivables.

     Generally, a portion of the proceeds from the sale of cemetery interment rights is deposited into perpetual care trusts or endowment funds in accordance with state law. Principal balances in these trusts (including, in some states, realized and unrealized capital gains) must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the Company's consolidated financial statements. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, any capital gains realized by the perpetual care trusts to provide for the maintenance of cemetery properties.

     Additionally, pursuant to state law, a portion of the proceeds from the sale of preneed cemetery merchandise may also be required to be paid into cemetery merchandise trusts. Principal held in these trusts is made available to the Company upon delivery of the merchandise or upon cancellation of the contract by the customer after three days of the date of sale. These amounts are reflected in long-term receivables in the Company's consolidated balance sheet. The Company recognizes income on these trusts when earned.

RESULTS OF OPERATIONS

     The following is a discussion of the Company's results of operations for the nine month periods ended September 30, 1996 and 1995 and for the three years in the period ended December 31, 1995. For purposes of this discussion, funeral homes and cemeteries owned and operated throughout each period being compared are referred to as "existing operations." Correspondingly, operations acquired or opened during either period being compared are referred to as "acquired operations," and operations disposed of during either period being compared are referred to as "disposed operations."

     Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995. Total net revenues for the nine months ended September 30, 1996 increased $20.7 million or 46.0% over the nine months ended September 30, 1995. The increase in net revenues reflects a $16.8 million increase in net revenues attributable to acquired operations and a $1.8 million, or 4.3% increase in net revenues from existing operations. The substantial increase in net revenues from acquired operations is due primarily to the full period results of the 27 funeral homes and 13 cemeteries acquired in 1995 and the partial period results of the 44 funeral homes and one cemetery acquired during the nine months ended September 30, 1996. The remainder of the increase in net revenues of $2.1 million results from the buyout of several long-term licensing and lease agreements related to three funeral homes which had been previously operated by a third party since January 1993.

     Gross profit for the nine months ended September 30, 1996 increased $6.9 million or 58.3% over the nine months ended September 30, 1995. The increase in gross profit reflects a $4.6 million increase attributable to acquired operations and $1.3 million, or 11.4% increase from existing operations. The increase in gross profit from existing operations was attributable primarily to increased revenues at both funeral home and cemetery operations as well as improved operational efficiencies at funeral home operations. The remainder of the increase in gross profit of $1.0 million relates to the gain recognized on the buyout of the long-term licensing and lease agreements.

     Funeral Home Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its funeral home operations during the nine months ended September 30, 1996 and 1995.

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,          CHANGE
                                                             ------------------  -----------------
                                                               1996      1995     AMOUNT   PERCENT
                                                             --------  --------  --------  -------
                                                                    (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations......................................  $ 24,084  $ 22,638  $  1,446    6.4%
  Acquired operations......................................    14,063     2,683    11,380       *
  Buyout...................................................     2,085        --     2,085       *
                                                              -------   -------   -------
          Total funeral net revenues.......................  $ 40,232  $ 25,321  $ 14,911   58.9%
                                                              =======   =======   =======
Gross profit:
  Existing operations......................................  $  7,042  $  5,499  $  1,543   28.1%
  Acquired operations......................................     3,470       345     3,125       *
  Buyout...................................................       950        --       950       *
                                                              -------   -------   -------
          Total funeral gross profit.......................  $ 11,462  $  5,844  $  5,618   96.1%
                                                              =======   =======   =======

---------------

* Not meaningful.

     Total funeral net revenues for the nine months ended September 30, 1996 increased $14.9 million or 58.9% over the nine months ended September 30, 1995. The increase in funeral net revenues reflects an $11.4 million increase from acquired operations, a $1.4 million, or 6.4% increase from existing operations and a $2.1 million increase related to the buyout of the long-term licensing and lease agreements.

     Total funeral gross profit for the nine months ended September 30, 1996 increased $5.6 million or 96.1% over the nine months ended September 30, 1995. The increase in funeral gross profit reflects a $3.1 million increase from acquired operations, a $1.5 million, or 28.1% increase from existing operations and a $1.0 million increase related to the gain on the aforementioned buyout. Excluding the effects of the gain on the buyout, funeral gross margin improved to 27.6% from 23.1%. Funeral gross margin at existing operations improved to 29.2% from 24.3% primarily as a result of volume improvement, sales price increases exceeding the cost increases in merchandising and salaries as well as achieving a better merchandising mix and maximizing the leverage off of allocable fixed operating costs. Funeral gross margin at acquired operations improved to 24.7% from 12.9% primarily due to volume improvement, profitability enhancements and cost efficiencies beginning to be implemented.

     Cemetery Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its cemetery operations during the nine month periods ended September 30, 1996 and 1995.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,            CHANGE
                                                          ------------------    -----------------
                                                           1996       1995      AMOUNT    PERCENT
                                                          -------    -------    ------    -------
                                                                  (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations...................................  $19,207    $18,850    $  357        1.9%
  Acquired operations...................................    6,219        812     5,407          *
                                                          -------    -------    ------
          Total cemetery net revenues...................  $25,426    $19,662    $5,764       29.3%
                                                          =======    =======    ======
Gross profit:
  Existing operations...................................  $ 5,816    $ 6,048    $ (232)      (3.8)%
  Acquired operations...................................    1,485        (39)    1,524          *
                                                          -------    -------    ------
          Total cemetery gross profit...................  $ 7,301    $ 6,009    $1,292       21.5%
                                                          =======    =======    ======

---------------

* Not meaningful.

     Total cemetery net revenues for the nine months ended September 30, 1996 increased $5.8 million or 29.3% over the nine months ended September 30, 1995. The increase in cemetery net revenues reflects a $5.4 million increase from acquired operations and a $.4 million, or 1.9% increase from existing operations.

     Total cemetery gross profit for the nine months ended September 30, 1996 increased $1.3 million or 21.5% over the nine months ended September 30, 1995. The increase reflects a $1.5 million increase from acquired operations offset by a $.2 million or 3.8% decrease from existing operations. Cemetery gross margin at existing operations decreased to 30.3% from 32.1%, primarily as a result of higher interment rights/merchandise costs and maintenance expense as a percentage of revenue offset partially by lower selling and fixed operating costs as a percentage of net revenues. Cemetery gross margin at acquired operations for the nine months ended September 30, 1996 were 23.9% primarily because they had not been operated by the Company long enough to fully implement its preneed marketing programs to leverage the maintenance and fixed operating costs which generally are incurred beginning immediately after an acquisition.

     General and administrative expenses for the nine months ended September 30, 1996 increased $.9 million or 27.0% over the nine months ended September 30, 1995. This increase resulted primarily from increased personnel costs as well as professional fees and insurance necessary to support a higher rate of growth and, to a lesser extent, increased facility and travel expense as a result of consolidating the cemetery corporate operations from Georgia to the Company's corporate headquarters in Lufkin, Texas. General and administra-tive expenses as a percentage of net revenues, excluding the effects of the gain on the aforementioned buyout, decreased to 6.9% in the nine months ended September 30, 1996 from 7.7% in the corresponding period in 1995, reflecting economies of scale realized by the Company as expenses are spread over a larger revenue base.

     Interest expense for the nine months ended September 30, 1996 increased $.4 million or 30.3% over the nine months ended September 30, 1995. The increase was the result of higher debt levels as the Company increased its borrowings to finance acquisitions through April 1996. Subsequent to April 1996, the Company repaid all amounts borrowed under the Credit Facility, substantially reducing the average level of indebtedness from May through September 1996. Interest income of approximately $.3 million related to temporary investment of the May 1996 equity offering proceeds has been netted against interest expense.

     The Company's effective tax rate for the nine months ended September 30, 1996 was 44.9% compared to 39.5% for the comparable nine months in 1995. The higher rate in 1996 was due primarily to an increase in the Company's statutory Federal income tax rate from 34% to 35% as the Company expects to exceed the taxable income threshold requiring the higher tax rate during 1996, and a one-time charge of $.6 million to revalue the Company's deferred tax liability accounts to appropriately reflect the higher statutory rate. The Company expects the effective tax rate for income generated in the remainder of 1996 will be 40.5%.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994. Total net revenues for the year ended December 31, 1995 increased $14.7 million or 29.8% over 1994. The increase resulted primarily from an $8.9 million or 32.4% increase in funeral net revenues and a $5.8 million or 26.6% increase in cemetery net revenues due primarily to the full year results of the 12 funeral homes and 5 cemeteries acquired in 1994 (exclusive of the MLI acquisition which was effective January 1, 1994) and the partial year results of the 27 funeral homes and 13 cemeteries acquired in 1995.

     Gross profit for the year ended December 31, 1995 increased $3.6 million or 25.9% over 1994. Of this increase, $2.5 million was attributable to acquired funeral home and cemetery operations and the balance was primarily attributable to increased revenues and operational efficiencies at existing cemeteries.

     Funeral Home Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its funeral home operations during the years ended December 31, 1995 and 1994.

                                                            YEAR ENDED
                                                           DECEMBER 31,               CHANGE
                                                        -------------------     ------------------
                                                         1995        1994       AMOUNT     PERCENT
                                                        -------     -------     ------     -------
                                                                  (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations.................................  $25,376     $25,826     $ (450)      (1.7)%
  Acquired operations.................................   10,885       1,556      9,329          *
                                                        -------     -------     ------
          Total funeral net revenues..................  $36,261     $27,382     $8,879       32.4%
                                                        =======     =======     ======
Gross profit:
  Existing operations.................................  $ 6,630     $ 7,200     $ (570)      (7.9)%
  Acquired operations.................................    2,189         380      1,809          *
                                                        -------     -------     ------
          Total funeral gross profit..................  $ 8,819     $ 7,580     $1,239       16.3%
                                                        =======     =======     ======

---------------

* Not meaningful.

     Total funeral net revenues for the year ended December 31, 1995 increased $8.9 million or 32.4% over 1994. The increase in net revenues reflects a $9.3 million increase in net revenues attributable to acquired operations offset by a $.4 million or 1.7% decrease in net revenues from existing operations. The decrease in net revenues from existing operations resulted from a decrease of approximately 6.4% in the number of regular funeral services performed partially offset by a 5.0% increase in the average revenue per regular funeral service performed. The decrease in the number of funeral services performed by the Company was reflective of an overall decrease in the United States death rate in 1995 compared to 1994.

     Total funeral gross profit for the year ended December 31, 1995 increased $1.2 million or 16.3% over 1994. The increase in gross profit reflects a $1.8 million increase in gross profit attributable to acquired operations offset by a $.6 million or 7.9% decrease in gross profit from existing operations. Total funeral gross margin decreased to 24.3% in 1995 from 27.7% in 1994 primarily as a result of the lower death rate and lower margins from acquired operations. Due to the relatively fixed cost structure of funeral home operations, lower marginal costs on incremental funeral services performed were not achieved due to the decrease in regular funeral services performed in 1995, resulting in a gross margin decrease at existing properties to 26.1% in 1995 from 27.9% in 1994. Gross margins at acquired operations decreased to 20.1% in 1995 from 24.4% in 1994 as a result of the decrease in regular funeral services performed in 1995 and the fact that the acquired operations were not operated long enough by the Company to fully realize the revenue-enhancement and cost efficiencies implemented by the Company subsequent to their acquisition. Depending on numerous factors including the size of an acquired operation, the proximity to other Company operations and market sensitivity, it may take 12 to 36 months before margin improvement is realized at an acquired operation as a result of new policies and procedures implemented by the Company.

     Cemetery Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its cemetery operations during the years ended December 31, 1995 and 1994.

                                                            YEAR ENDED
                                                           DECEMBER 31,               CHANGE
                                                        -------------------     ------------------
                                                         1995        1994       AMOUNT     PERCENT
                                                        -------     -------     ------     -------
                                                                  (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations.................................  $24,065     $21,150     $2,915       13.8%
  Acquired operations.................................    3,675         769      2,906          *
                                                        -------     -------     ------
          Total cemetery net revenues.................  $27,740     $21,919     $5,821       26.6%
                                                        =======     =======     ======
Gross profit:
  Existing operations.................................  $ 7,699     $ 6,097     $1,602       26.3%
  Acquired operations.................................      778          60        718          *
                                                        -------     -------     ------
          Total cemetery gross profit.................  $ 8,477     $ 6,157     $2,320       37.7%
                                                        =======     =======     ======

---------------

* Not meaningful.

     Total cemetery net revenues for the year ended December 31, 1995 increased $5.8 million or 26.6% over 1994. The increase in net revenues reflects a $2.9 million increase in net revenues attributable to acquired operations and a $2.9 million or 13.8% increase in net revenues from existing operations. The increase in net revenues from existing operations resulted from an increase in preneed sales, contract interest income and income recognized on earnings from merchandise trusts. Preneed sales increased as a result of aggressive marketing throughout the year. The contract interest income increased as a result of higher cemetery installment receivable balances due to increased preneed sales and acquisitions. The merchandise trust income increased as a result of higher balances in such trusts as well as better investment performance.

     Total cemetery gross profit for the year ended December 31, 1995 increased $2.3 million or 37.7% over 1994. The increase in gross profit reflects a $.7 million increase attributable to acquired operations and $1.6 million or 26.3% increase from existing operations. Total cemetery gross margin increased to 30.6% in 1995 from 28.1% in 1994 primarily as a result of higher gross margins at existing operations, which increased to 32.0% in 1995 from 28.8% in 1994. The increased margins at existing operations resulted primarily from reduced sales costs and fixed operating costs partially offset by increased maintenance expense as a percentage of cemetery net revenues. Sales costs as a percentage of cemetery net revenues decreased as a result of the Company restructuring the deferred compensation and selling programs for the cemetery sales and marketing professionals. The fixed operating costs decreased as a percentage of cemetery net revenues due to a nominal increase in these costs being spread over a larger revenue base. Maintenance expense as a percentage of cemetery net revenues increased over 1994 due primarily to reduced earnings recognized from perpetual care trusts. The earnings are used to defray maintenance and upkeep of the cemetery grounds. Investments in the perpetual care trusts are conservative interest bearing instruments whose investment return in 1995 was lower than 1994, resulting in lower earnings being recognized.

     General and administrative expenses for the year ended December 31, 1995 increased $.9 million or 23.1% over 1994. The increase resulted primarily from increased personnel and corporate development expenses as well as professional fees necessary to support a higher rate of growth and the Company's public reporting responsibilities following its initial public offering. General and administrative expenses as a percentage of net revenues decreased to 7.5% in 1995 from 7.9% in 1994, reflecting economies of scale realized by the Company as the expenses were spread over a larger revenue base. While increases in general and administrative costs are expected in the future to adequately support the Company's infrastructure, management believes that such costs should decrease as a percentage of net revenues as the Company continues to leverage off of an increasingly greater revenue base.

     Interest expense for the year ended December 31, 1995 decreased $1.0 million or 30.6% from 1994. The decrease was primarily attributable to a decrease in indebtedness resulting from the repayment of $43.0 million in debt with proceeds from the Company's initial public offering in October 1994, partially offset by increases in borrowings to finance acquisitions during 1995. The decrease was also the result of a lower average interest rate on borrowed funds in 1995 compared to 1994.

     The Company's effective tax rate for the year ended December 31, 1995 was 39.5% compared to 40.9% in 1994. The tax rates were higher than the Company's statutory federal rate of 34% due primarily to the effect of state income taxes and nondeductible expenses. The decrease in the effective tax rate in 1995 as compared to 1994 primarily relates to the utilization of effective state tax strategies.

     Year Ended December 31, 1994 Compared to Year Ended December 31,
1993. Total net revenues for the year ended December 31, 1994 increased $27.0 million over 1993. The increase resulted from a $21.1 million increase in cemetery net revenues due principally to the MLI acquisition and a $6.0 million or 27.8% increase in funeral net revenues due primarily to the full year results of the 6 funeral homes acquired in 1993 and the partial year results of the 16 funeral homes acquired in 1994.

     Gross profit for the year ended December 31, 1994 increased $7.6 million over 1993. Of this increase, $6.0 million was attributable to the MLI acquisition, and the balance was primarily attributable to increased funeral net revenues.

     Funeral Home Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its funeral home operations during the years ended December 31, 1994 and 1993.

                                                               YEAR ENDED
                                                              DECEMBER 31,            CHANGE
                                                           ------------------    -----------------
                                                            1994       1993      AMOUNT    PERCENT
                                                           -------    -------    ------    -------
                                                                   (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations....................................  $21,740    $20,472    $1,268       6.2%
  Acquired operations....................................    5,642        694     4,948         *
  Disposed operations....................................       --        266      (266)        *
                                                           -------    -------    ------
          Total funeral net revenues.....................  $27,382    $21,432    $5,950      27.8%
                                                           =======    =======    ======
Gross profit:
  Existing operations....................................  $ 5,986    $ 5,926    $   60       1.0%
  Acquired operations....................................    1,594        152     1,442         *
  Disposed operations....................................       --         40       (40)        *
                                                           -------    -------    ------
          Total funeral gross profit.....................  $ 7,580    $ 6,118    $1,462      23.9%
                                                           =======    =======    ======

---------------

* Not meaningful.

     Total funeral net revenues for the year ended December 31, 1994 increased $6.0 million or 27.8% over 1993. The increase in net revenues reflects a $4.9 million increase in net revenues from acquired operations and a $1.3 million or 6.2% increase in net revenues from existing operations. The increase in net revenues from existing operations resulted primarily from a 3.0% increase in the average revenues per funeral service performed as well as a slight increase in the number of funeral services performed.

     Total funeral gross profit for the year ended December 31, 1994 increased $1.5 million or 23.9% over 1993. The increase in gross profit reflects a $1.4 million increase in gross profit attributable to acquired operations (including MLI's four funeral homes) and a $.1 million or 1.0% increase in gross profit from existing operations. Total funeral gross margin decreased to 27.7% in 1994 from 28.5% in 1993, primarily as a result of lower margins at existing operations and slightly lower margins from acquired operations. While the average revenue per funeral service performed increased, gross margin from existing operations decreased to 27.5% in 1994 from 28.9% in 1993 primarily as a result of slightly higher merchandise and personnel costs.

     Cemetery Segment. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its cemetery operations during the years ended December 31, 1994 and 1993.

                                                               YEAR ENDED
                                                              DECEMBER 31,            CHANGE
                                                             ---------------    ------------------
                                                              1994      1993    AMOUNT     PERCENT
                                                             -------    ----    -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Net revenues:
  Existing operations......................................  $ 1,066    $847    $   219      25.9%
  Acquired operations......................................   20,853      --     20,853         *
                                                             -------    ----    -------
          Total cemetery net revenues......................  $21,919    $847    $21,072         *
                                                             =======    ====    =======
Gross profit:
  Existing operations......................................  $   156    $ 47    $   109         *
  Acquired operations......................................    6,001      --      6,001         *
                                                             -------    ----    -------
          Total cemetery gross profit......................  $ 6,157    $ 47    $ 6,110         *
                                                             =======    ====    =======

---------------
* Not meaningful.

     Prior to 1994, the Company operated three cemeteries, the net revenues and gross profit of which were not significant. Total cemetery net revenues for the year ended December 31, 1994 increased $21.1 million over 1993. The increase in net revenues was primarily attributable to the MLI acquisition.

     Total cemetery gross profit for the year ended December 31, 1994 increased $6.1 million over 1993. The increase in gross profit was primarily attributable to the MLI acquisition. Total cemetery gross margin increased to 28.1% in 1994 from 5.6% in 1993. Gross margin from existing operations increased to 14.6% in 1994 from 5.6% in 1993 primarily as a result of reduced operating costs combined with marginally higher revenues per cemetery contract.

     General and administrative expenses for the year ended December 31, 1994 increased $2.4 million over 1993. This increase resulted primarily from the MLI acquisition, increased bonus accruals, increased corporate development expense and overall increased personnel expense necessary to support a higher rate of growth, increased acquisition activity and the Company's public reporting responsibilities following its initial public offering.

     Interest expense for the year ended December 31, 1994 increased $2.5 million over 1993. The increase was principally the result of increased borrowings, primarily attributable to indebtedness incurred or assumed in connection with the MLI acquisition, and an increase in average interest rates.

     The Company's effective tax rate for the year ended December 31, 1994 was 40.9% compared to 35.2% in 1993. The majority of the increase resulted from an increase in state income taxes as the Company further expanded its operations into states with higher state income taxes.

     The extraordinary item of $.2 million, net of an income tax benefit of $.1 million, reflects a charge recorded in the fourth quarter of 1994 recognizing the effect of the Company's write-off of the deferred loan costs associated with indebtedness that was retired with the proceeds from the Company's initial public offering in October 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically relied on cash flow from operations and third party borrowings to finance its operations, and on third party borrowings, the issuance of notes payable and the issuance of shares of Common Stock to finance its acquisition program. Recently acquired funeral homes typically generate positive cash flow immediately following acquisition. In contrast, recently acquired cemeteries typically generate negative cash flow during an approximately three to nine month start-up period following the introduction of an aggressive preneed cemetery sales effort, although in some cases this period has exceeded nine months. This negative cash flow is typically offset by positive cash flow from mature cemetery operations.

     Cash and cash equivalents totaled $4.9 million at September 30, 1996, representing a decrease of $1.3 million from December 31, 1995. For the nine months ended September 30, 1996, net cash flow from operating activities was approximately $3.3 million. Cash used in investing activities totaled approximately $23.6 million. Cash provided by financing activities amounted to approximately $19.0 million. Significant components of cash flow generated from operating activities include net income adjusted for non-cash items partially offset by an increase in receivables of $7.8 million primarily attributable to a 23.1% increase in preneed cemetery sales which are usually financed on an installment basis over 36 months. Significant components of cash used in investing activities included $1.0 million of capital expenditures related to additions and improvements at several funeral home and cemetery facilities, $1.5 million related to the acquisition of professional vehicles and cemetery maintenance equipment, $.6 million related to a new telephone system and furnishings to accommodate the consolidation of cemetery corporate operations at the Company's corporate headquarters in Lufkin, Texas, and the purchase for $.3 million of a funeral home operation that was previously leased. Additionally, the Company utilized approximately $21.0 million of internal funds to consummate funeral home and cemetery acquisitions during the nine months ended September 30, 1996. Partially offsetting these investing activities' uses of cash was approximately $2.1 million of proceeds received in April 1996 related to the buyout of several long-term licensing and lease agreements. Significant components of cash provided by financing activities included the proceeds of approximately

$73.0 million from the issuance of Common Stock in connection with the Company's equity offering consummated in May 1996 offset by payoffs of $52.7 million borrowed under the Company's Credit Facility, lump sum payments of $2.2 million to extinguish seller financed notes and normal scheduled payments on debt.

     Long-term debt, including current maturities, at September 30, 1996 totaled $29.7 million as compared to $55.1 million at December 31, 1995. The decrease was principally attributable to the payoff of $50.0 million outstanding under the Credit Facility with proceeds from the Company's equity offering in May 1996. Long-term debt at September 30, 1996 consisted of $16.0 million drawn under the Credit Facility and $13.7 million owed under various notes payable to sellers of funeral homes and cemeteries. The total amount available to be borrowed under the Credit Facility was increased from $60 million to $100 million in February 1996. Any amounts repaid under the Credit Facility are available for future borrowings under the terms of the Credit Facility.

     Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) the prime rate plus up to 0.25% per annum or (ii) the London Interbank Offered Rate plus 0.75% up to 1.50% per annum, depending on the Company's leverage ratio, as defined. The Credit Facility was extended in September 1996 and is due October 1999, contains customary restrictive covenants, permits the payment of dividends only to the extent the Company maintains a specified net worth and requires the Company to maintain certain financial ratios. The Credit Facility is guaranteed by all of the Company's subsidiaries.

     On May 1, 1996, the Company completed a public offering of 4,335,000 shares of its Common Stock at $18.00 per share for net proceeds of $73.0 million. A portion of the net proceeds was used to repay amounts borrowed under the Credit Facility and the remainder was used for general corporate purposes, including acquisitions. In addition, in June 1995, the Company filed a shelf registration statement relating to shares of Common Stock to be used in connection with acquisitions.

     The Company currently expects to acquire funeral homes and cemeteries for purchase prices aggregating $65 million in 1997. The Company anticipates that the consideration for future acquisitions will consist of a combination of cash, long-term notes, the assumption of existing indebtedness of the acquired businesses, and, in some cases, the issuance of additional shares of the Company's Common Stock. The Company anticipates making ongoing capital expenditures of approximately $8.5 million in 1997. Additionally, the Company authorized the expenditure of approximately $4.2 million to construct two new funeral home operations.

     Management believes that cash flow from operations and the borrowing capacity available under the Credit Facility should be sufficient to meet its anticipated capital expenditures and other operating requirements and to fund anticipated acquisitions through the first quarter of 1998. However, because future cash flows and the availability of financing are subject to a number of variables, such as the number and size of acquisitions made by the Company, there can be no assurance that the Company's capital resources will be sufficient to maintain currently planned levels of capital expenditures, or to fund future acquisitions. Additional debt and equity financings may be required in connection with future acquisitions. The availability of these capital sources will depend on prevailing market conditions and interest rates and the then-existing financial condition of the Company.

SEASONALITY

     Although the deathcare business is relatively stable and fairly predictable, the Company's results of operations may periodically fluctuate due to limited seasonality. Revenues from the Company's funeral home operations tend to be somewhat greater in the first and fourth quarters of each calendar year while revenues from its cemetery operations tend to be somewhat greater in the second and fourth quarters of each calendar year.

INFLATION

     Inflation has not had a significant impact on the results of operations of the Company during the last three years.

                             THE DEATHCARE INDUSTRY

     Deathcare companies provide products and services to families in three principal areas: (i) ceremony and tribute, generally through a funeral or memorial service; (ii) disposition of remains, either through burial or cremation; and (iii) memorialization, generally through monuments, markers or inscriptions. The deathcare industry in the United States is characterized by the following attributes:

     Fragmented Nature. It is estimated that there are approximately 22,000 funeral homes and 9,600 commercial (as opposed to religious, family, fraternal, military or municipal) cemeteries in the United States. Many of these properties are owned by small, family-owned firms that control one or several funeral homes or cemeteries in a single community. Based upon industry statistics, management believes that the Company and the three largest publicly traded North American deathcare companies, SCI, The Loewen Group Inc. ("Loewen") and Stewart Enterprises, Inc. ("Stewart"), control in the aggregate approximately 10% of the funeral homes and approximately 7% of the commercial cemeteries in the United States. Based upon industry estimates, ECI and these three other companies represented less than 20% of the total 1995 United States deathcare industry revenues.

     Barriers to Entry. The deathcare industry is characterized by significant barriers to the establishment of a new funeral home or cemetery in an existing market, the most formidable of which typically is local heritage and tradition. Heritage and tradition, particularly in non-metropolitan areas where there are fewer market participants, afford an established funeral home or cemetery a local franchise which tends to foster family loyalty. Other barriers to entry include local zoning restrictions, substantial capital requirements, increasing regulatory burdens and scarcity of suitable cemetery land in certain areas. In addition, established firms backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces also makes it difficult for new entrants to gain a foothold in the marketplace.

     Stability. Death rates in the United States are fairly predictable, thereby lending stability to the deathcare industry. The number of deaths in the United States has increased at a compound rate of approximately one percent per year since 1980. According to the 1993 report prepared by the U.S. Department of Commerce, Bureau of the Census, the number of deaths in the United States is expected to increase by approximately one percent per year between 1996 and 2010. In addition, the ownership of funeral home and cemetery businesses has traditionally passed from generation to generation within the same family and the aggregate number of funeral homes and cemeteries in the United States has remained relatively constant.

     Over the past several years, the following trends have developed in the deathcare industry:

     Consolidation. As the deathcare industry has matured, a trend toward consolidation has developed. From the standpoint of individual owners, this trend appears to result principally from family succession issues, a desire for liquidity, increasing tax and estate planning complexities and the increasing competitive threat posed by the large deathcare providers. The active acquisition market for funeral homes and cemeteries provides a source of potential liquidity that was not as readily available to individual owners in the past. From the standpoint of the large deathcare providers, the consolidation trend is driven by the benefits derived from economies of scale, improved managerial control and more effective strategic and financial planning. The consolidation trend has accelerated in recent years as several large deathcare companies have expanded their operations significantly through acquisitions.

     Clustered Operations. There has also been a trend for firms to cluster their funeral homes and cemetery operations. Clusters refer to funeral homes and/or cemeteries which are grouped together in a geographical region. Clusters provide cost savings to funeral homes and cemeteries and a higher level of service to client families through the sharing of personnel, vehicles and other resources. In addition, funeral home and cemetery clusters provide opportunities for a company to cross-market the full range of deathcare services with limited incremental overhead expense.

     Combined Operations. In recent years, there has been an increase in the number of firms establishing combined operations. Combined operations refer to funeral home and cemetery operations conducted on a single site. These operations provide cost savings through shared resources and cross-marketing opportunities.

The ability to offer the full range of products and services at one location has proven to be a competitive advantage which tends to increase the market share and profitability of both the funeral home and cemetery.

     Preneed Marketing. In addition to sales at the time of death (i.e., on an "at need" basis), an increasing number of deathcare products and services are being sold prior to the time of death (i.e., on a "preneed" basis) by deathcare providers who have developed sophisticated marketing staffs that actively promote such products and services. At the same time, consumers are becoming more aware of the benefits of advanced planning, such as the financial assurance and peace of mind achieved by establishing in advance a fixed price and type of service, and the elimination of the emotional strain of making deathcare plans at the time of need. Effective marketing of preneed products and services ensures a backlog of future business.

     Cremation. In recent years there has been steady, gradual growth in the number of families in the United States that have chosen cremation as an alternative to traditional methods of burial. According to industry studies, cremations represented approximately 21% of all dispositions of human remains in the United States in 1995, as compared with approximately 10% in 1980. Many areas of the United States and many non-metropolitan communities exhibit materially lower rates of cremation as a result of religious and cultural traditions. Cremation historically has been marketed as a less costly alternative to interment. However, cremation is increasingly marketed as part of a complete deathcare package that includes traditional funeral services and memorialization.

                                    BUSINESS

THE COMPANY

     ECI is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan areas. As of January 1, 1997, ECI operated 178 funeral homes and 64 cemeteries in 24 states.

BUSINESS STRATEGY

     The Company's strategy is to continue to expand through the aggressive acquisition of premier funeral homes and cemeteries primarily in non-metropolitan areas of the United States and to generate increasing levels of profitability through the implementation of proven revenue-enhancement and cost-containment programs.

     Acquisitions. The Company's acquisition program is focused on:

     - acquiring premier properties that can serve as anchor locations for new clusters;

     - expanding existing clusters with the acquisition of adjacent properties; and

     - acquiring cemeteries that complement the Company's existing funeral home clusters, and acquiring funeral homes that complement the Company's existing cemetery clusters.

     Profitability Enhancement. The Company believes that it can enhance revenues and reduce costs at its properties, particularly its newly acquired properties, through, among other things, the following:

     - introducing the Company's funeral merchandising and sales training programs at newly acquired funeral homes;

     - implementing professional preneed sales efforts at newly acquired cemeteries, which often have had limited historical preneed sales, and marketing a broader line of cemetery products and services;

     - improving the revenues and earnings of its established operations by assisting local managers with on-going programs to market services more effectively and enhance the reputation of their operations in the community;

     - sharing sales leads and other cross-marketing opportunities that are anticipated to develop as the Company acquires cemeteries that complement existing funeral home clusters and funeral homes that complement existing cemetery clusters;

     - sharing personnel, vehicles and other resources within funeral home and cemetery clusters;

     - realizing favorable pricing and terms from suppliers through volume discounts on significant expenditures, such as vehicles, caskets, vaults and memorials; and

     - consolidating and centralizing certain administrative and financial management functions while retaining critical operational functions at the local level.

ACQUISITION PROGRAM

     The Company intends to continue its active acquisition program focused on premier funeral homes and cemeteries in non-metropolitan areas throughout the United States. The Company's funeral home acquisition effort is targeted at markets with approximately 10,000 to 250,000 residents where a single property or cluster of properties can be a leading or dominant competitor in that market area. The Company's cemetery acquisition effort is targeted at markets with approximately 75,000 to 500,000 residents that are large enough to support an aggressive preneed sales effort.

     The Company typically retains the former owners and other key personnel of acquired funeral homes and, where appropriate, the former owners and other key personnel of acquired cemeteries, and gives them significant operating responsibility in an effort to assure the continuation of high quality services and the maintenance of the acquired operation's unique reputation, heritage and long-standing local relationships. In nearly all cases, acquired funeral homes and cemeteries continue operations under the same tradenames as were used by the prior owners. In addition, the Company views the experienced management of certain acquired operations as potential regional and corporate management candidates. As a result, the Company believes that it may be regarded as a particularly attractive acquiror by some independent owners because such owners may be afforded a greater opportunity for advancement with the Company than they may be afforded on their own or with the other large deathcare providers.

     In evaluating specific properties for acquisition, the Company considers such factors as the property's location, reputation, heritage, physical size, volume of business, profitability, available inventory, name recognition, aesthetics, potential for development or expansion, competitive market position, pricing structure and the quality of operating management. The Company follows a disciplined approach based on specific financial criteria for determining acquisition prices. The Company anticipates that the consideration for future acquisitions will consist of a combination of cash, long-term notes, the assumption of existing indebtedness of the acquired businesses, and, in some cases, the issuance of additional Common Stock of the Company. The Company typically enters into management, consulting and non-competition agreements with former owners and key executive personnel of acquired funeral homes and, where appropriate, acquired cemeteries.

     The Company maintains a full-time corporate development staff responsible for identifying, evaluating, negotiating and closing acquisitions of funeral homes and cemeteries. The current staff includes a senior corporate development executive with substantial deathcare industry experience and six additional professionals. Other members of the Company's senior and regional management teams are also actively involved in the acquisition process.

     The Company is continually evaluating and negotiating potential funeral home and cemetery acquisitions. The Company typically enters into letters of intent related to potential acquisitions when an agreement in principle has been reached between the parties. Such letters of intent are generally intended to be non-binding and are subject to various contingencies, which may include completing satisfactory due diligence, negotiating definitive agreements and obtaining approval of the Company's Board of Directors. The Company is currently involved in various stages of acquisition negotiations with respect to a number of funeral homes and cemeteries, and, as of January 1, 1997, was a party to letters of intent relating to the acquisition of 14 funeral homes and 2 cemeteries for purchase prices totaling approximately $23.7 million.

OPERATIONS

     Funeral Home Operations. The Company's funeral homes are primarily located in non-metropolitan areas of the United States. As of January 1, 1997, the Company operated 178 funeral homes in 21 states. Funeral home operations accounted for approximately 61% and 57% of the Company's net revenues for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

     In order to improve the efficiency and profitability of its operations, the Company's funeral homes are generally operated in clusters within a given geographic area. The clustering of funeral homes provides opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement cross-marketing programs. The Company's operations are primarily located in non-metropolitan areas, where clusters typically generate fewer operating economies than in metropolitan areas principally due to greater distances between properties and lower volumes of funerals and interments. The Company believes, however, that it achieves significant economic benefits by clustering its operations.

     An important aspect of the Company's acquisition program is the acquisition of premier funeral homes outside of its existing clusters that can serve as anchor locations for new clusters. These new anchor locations are operated on a stand-alone basis until such time as the Company has acquired nearby properties to form a new cluster. There are currently 14 anchor locations operated on a stand-alone basis.

     The Company's funeral homes are organized geographically into regional operating groups, each of which is under the direction of a regional management team with substantial funeral home experience. Although certain financial management and policy matters are centralized, regional management and local funeral home directors have substantial autonomy in determining the manner in which their services and products are marketed and delivered and their funeral homes are managed. The Company believes that this strategy permits each local firm to maintain its unique style of operation and to capitalize on its reputation and heritage, while the Company maintains centralized supervisory controls and provides specialized services at the corporate level.

     The Company's funeral homes offer a complete range of services to meet families funeral needs, including family consultation, the removal and preparation of remains, the sale of caskets and related funeral products, the use of funeral home facilities for visitation and worship and transportation services. Most of the Company's funeral homes have a non-denominational chapel on the premises, thereby permitting family visitation and religious services to take place at one location, which reduces transportation costs to the Company and inconvenience to the family.

     Although cremation represents a small part of the Company's funeral net revenues, all of the Company's funeral homes offer cremation. Cremations accounted for approximately 19.3% of the dispositions performed by the Company in 1995. Approximately 46.3% of the Company's cremations were attributable to the Company's Florida operations, a state in which the cremation rate is substantially higher than the national average. Excluding the Company's Florida operations, cremations accounted for approximately 12.0% of the dispositions performed by the Company in 1995. Cremations are often combined with traditional funeral services and various types of memorialization. While cremations have historically generated gross profit margins similar to those for traditional funeral services, cremations generally result in lower average revenue and gross profit dollars when compared to traditional funeral services. As of January 1, 1997, the Company owned seven cremation facilities that serve the Company's funeral homes and independent funeral homes in the surrounding areas. The Company uses independent cremation facilities to service the needs of its client families in markets where the Company does not operate its own cremation facility. A majority of the Company's cremations are performed by independent cremation facilities.

     In addition to sales of funeral services and products at the time of need, the Company also markets funeral services and products on a preneed basis. Preneed funeral contracts enable families to establish in advance the type of service to be performed, the products to be used and the cost of such products and services in accordance with prices prevailing at the time the agreement is signed rather than when the products and services are delivered. Preneed funeral contracts permit families to eliminate the emotional strain of making deathcare plans at the time of need and enable the Company to establish a portion of its future market share. Because of the significant market share of most of the Company's funeral homes in their areas of operation, however, the Company does not extensively market preneed funeral contracts. Nevertheless, the Company will market preneed funeral contracts in specific markets where necessary to build current and future market share or in response to sales campaigns launched by competitors. The Company has historically sold preneed funeral contracts at prices similar to those obtained for at need funeral services. Proceeds from the sale of preneed funeral contracts are not recognized as revenues until the time the funeral service is performed. The Company sold or obtained through acquisitions 12,415 preneed funeral contracts in the year ended December 31, 1995 and has sold or obtained through acquisitions 12,353 preneed funeral contracts in the nine months ended September 30, 1996. At September 30, 1996, the Company had a backlog of 42,871 preneed funeral contracts to be delivered in the future. Preneed funeral contracts fulfilled as a percentage of the total funerals performed was approximately 19% for the nine months ended September 30, 1996 and for the year ended December 31, 1995.

     Preneed funeral contracts are paid for by the customer through either lump-sum payments or on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies intended to fund preneed funeral contracts cover the original contract price and generally include built-in escalation clauses designed to offset future inflationary cost increases. The Company's selection of trust or insurance arrangements depends primarily on the individual customer's preference and the regulatory requirements of the applicable state. In the case of trust-funded contracts, state law requires that all or a portion of the payments received by the

Company for preneed funeral contracts be placed in trust accounts established by the Company. See "-- Trust Funds -- Preneed Funeral Trusts." Insurance-funded contracts are offered principally through third-party insurance underwriters specializing in preneed funeral contracts. In the event of cancellation of a preneed funeral contract, the Company complies with its contractual obligations and applicable state laws, which generally require a refund of all principal amounts held in trust, and in some cases accrued interest.

     In addition to preneed funeral contracts, the Company also offers "preplanned" funeral arrangements whereby a client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client until the actual time of need. Preplanned funeral arrangements permit families to avoid the emotional strain of making deathcare plans at the time of need and enable a funeral home to establish relationships with clients that frequently lead to at need sales.

     Cemetery Operations. The Company's cemeteries are primarily located in non-metropolitan areas of the United States. As of January 1, 1997 the Company operated 64 cemeteries in 11 states. Cemetery operations accounted for 39% and 43% of the Company's net revenues for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

     The Company's cemeteries are organized geographically into five regional operating groups, each of which is under the direction of an operations director with substantial cemetery experience. Cemetery marketing efforts are coordinated by two regional sales vice presidents working with thirteen field sales directors each responsible for the sales performance of several locations. The Company aggressively markets cemetery interment rights, merchandise and services on a preneed basis. The Company believes that consumers throughout the United States increasingly favor commercial perpetual care cemeteries, such as those operated by the Company, over non-perpetual care cemeteries, many of which are operated by family, fraternal and religious organizations. As of September 30, 1996, the Company employed a staff of approximately 216 cemetery sales counselors. The Company has an extensive training program for all cemetery sales personnel, including senior sales managers and entry-level sales counselors. Cemetery sales prospects are generated through the use of a variety of media, including direct response advertising, direct mailings, door-to-door surveys, telephone surveys and purchaser referrals.

     The Company's cemetery products and services include interment services and rights to interment in cemetery sites, including grave sites, crypts, niches, family and community mausolea and columbaria and related cemetery merchandise such as markers, monuments, memorials and burial vaults. Cemetery operations generate revenues through sales of interment rights, markers and memorials; fees for interment and cremation services and marker and memorial installations; interest income from installment sales contracts; and investment income from preneed cemetery merchandise. Earnings from perpetual care trusts are recognized currently and are intended to defray cemetery maintenance costs. The Company aggressively markets mausolea, columbaria and related entombment products, sales of which accounted for approximately 16% of the Company's cemetery net revenues for the nine months ended September 30, 1996 and 17% for the year ended December 31, 1995.

     Cemetery interment rights, interment services and merchandise are sold either on a preneed or at need basis. Preneed cemetery sales are usually financed by the Company through installment sale contracts, generally with terms not exceeding five years (or seven years for some of the larger purchases). Preneed sales of cemetery interment rights and other related services and products are recorded as revenues when the contract is signed, with concurrent recognition of related costs. The Company typically receives payment of at least 5% of the sales price at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale based upon historical experience. Customers generally have the option to cancel a contract for cemetery products within three days of the date of sale and receive a refund of amounts paid. After this three-day period, the Company generally does not refund amounts received under such contracts. Preneed cemetery sales represented approximately 64% of the Company's cemetery net revenues for the nine months ended September 30, 1996 and 63% for the year ended December 31, 1995.

     The Company is generally required under state laws to deposit in trust a specified percentage of the current cost of providing cemetery merchandise sold prior to the time of need. The Company also provides maintenance of cemetery grounds pursuant to perpetual care contracts and state laws that require the

Company to place a portion, generally 10%, of the proceeds from sales of cemetery interment rights into a perpetual care trust or endowment fund. See "-- Trust Funds -- Preneed Cemetery Merchandise Trusts" and "-- Trust
Funds -- Perpetual Care Trusts."

PROPERTIES

     As of January 1, 1997, the Company operated 178 funeral homes and 64 cemeteries in 24 states. The Company owned the real estate and buildings of 142 of its funeral homes and 61 of its cemeteries, leased facilities in connection with 36 of its funeral homes, and operated 3 of its cemeteries pursuant to a management contract. Five of the Company's funeral homes and ten of the Company's cemeteries are mortgaged to the seller of the property. The 64 cemeteries operated by the Company cover a total of approximately 2,450 acres, of which approximately 50% is available for future development. Based on the Company's 1995 sales of interment rights related to developed lots, the Company has approximately 30 years of unsold developed lot inventory as of December 31, 1995 (the latest date for which the Company has available information). The Company does not anticipate any shortage of available space in its current cemeteries for the foreseeable future.

     The following table sets forth certain information, as of January 1, 1997, regarding the funeral homes and cemeteries operated by the Company in each state:

                                                           NUMBER OF
                                                         FUNERAL HOMES
                                                      --------------------      NUMBER OF
                                                      OWNED      LEASED(1)      CEMETERIES
                                                      -----      ---------      ----------
        Alabama.....................................     2            6              3
        Arkansas....................................     1           --              1
        California..................................     1           --             --
        Florida.....................................     6            3              4(2)
        Georgia.....................................     2(3)        --             14
        Illinois....................................     9            4             --
        Indiana.....................................     7            1             --
        Iowa........................................    10           --              1
        Maine.......................................    12            1             --
        Mississippi.................................     1           --             --
        Missouri....................................    11            6             --
        Nebraska....................................     2            4             --
        New Hampshire...............................     3           --             --
        North Carolina..............................     1(3)        --             17
        Ohio........................................     1           --             --
        Oklahoma....................................     3            1             --
        Oregon......................................     4(3)        --              5
        South Carolina..............................    --           --              4
        South Dakota................................     2           --             --
        Tennessee...................................    --           --              6
        Texas.......................................    61(3)(4)      7(5)           5
        Vermont.....................................     3           --             --
        Virginia....................................    --           --              4
        West Virginia...............................    --            3             --
                                                      ----         ----           ----
                  Total.............................   142           36             64
                                                      ====         ====           ====

        -----------------------

        (1) The leases with respect to these funeral homes have remaining terms ranging from 1 to 10 years, and the Company generally has renewal options or a right of first refusal on any proposed sale of these funeral homes.

        (2) Three of these cemeteries are operated pursuant to a management contract with the owner of the property. The contract has an initial term ending in 1998 with options exercisable by the

            Company for 3 additional 5-year terms. Under the contract, the Company realizes all revenues, assumes all operating costs and pays a fixed annual payment and a specified royalty to the extent revenues exceed specified amounts.

        (3) Six of the Company's funeral homes are located on property contiguous to and operated in combination with a Company cemetery. Of these funeral homes, 3 are located in Oregon, 1 is located in Georgia, 1 is located in North Carolina and 1 is located in Texas.

        (4) The current manager of 7 of these funeral homes owns a 5% interest in the earnings of such funeral homes and holds an option to acquire up to an additional 15% interest in the earnings of such funeral homes. The Company may be required to purchase the current manager's interest under certain circumstances.

        (5) Two of these funeral homes are owned by a third party and are operated by the Company pursuant to a joint venture agreement. Each party has a right of first refusal to purchase the interest of the other. In addition, the Company has an option to purchase such funeral homes and may be required to purchase such funeral homes under certain circumstances.

     As of January 1, 1997, the Company's corporate headquarters occupied approximately 30,700 square feet of leased office space in Lufkin, Texas.

     As of January 1, 1997, the Company operated 609 vehicles, of which 526 were owned and 83 were leased, of which 77 were leased from a subsidiary of SCI. The Company presently leases one aircraft.

     The specialized nature of the Company's business requires that its facilities be well-maintained. Management believes that this standard is met.

     Effective March 1996, the Company conveyed to SCI three funeral home operations which had been previously operated by an unaffiliated third party for an aggregate cash purchase price of approximately $2.1 million. The three funeral homes had originally been acquired by the Company from SCI in May 1990. In January 1993 the Company entered into long-term agreements with the third party, under which the third party operated the three funeral homes. In February 1996, a subsidiary of SCI acquired the operations of the third party and assumed the long-term agreements with the Company. In addition, on June 30, 1996, the Company acquired 1 funeral home located in Florida from SCI for a purchase price of $2.3 million and on September 30, 1996, the Company acquired 11 funeral homes located in Maine, West Virginia, Iowa and Texas from SCI for approximately $10.6 million. The purchase price for each of these transactions was determined by direct negotiation between the Company and SCI. The Company believes that the terms of these transactions were no less favorable than terms reasonably obtainable from unaffiliated third parties.

COMPETITION

     The Company currently competes for acquisitions with four of the publicly held North American deathcare companies, SCI, Loewen, Stewart and Carriage Services, Inc., as well as smaller national and regional consolidators. While a significant amount of acquisition activity appears to be concentrated on funeral homes and cemeteries in metropolitan areas, which are not areas of primary interest to the Company, the Company faces intense competition in the acquisition of funeral homes and cemeteries in many of the non-metropolitan areas in which it has focused its acquisition program. Prices for funeral homes and cemeteries have increased substantially in recent years, and in some cases competitors have paid acquisition prices substantially in excess of those that the Company felt were appropriate. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms.

     The Company's funeral home and cemetery operations generally face competition in the markets that they serve. Market share for funeral homes and cemeteries is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well-maintained and conveniently located facilities are also important. The sale of funeral services and products and cemetery interment rights and merchandise on a preneed basis has increasingly been used by many companies as an important marketing tool to build market share. Due to the importance of reputation and heritage, market share increases are usually gained over a long period of time.

TRUST FUNDS

     General. The Company has established a variety of trusts in connection with its funeral home and cemetery operations as required under applicable state law. Such trusts include (i) preneed funeral trusts, (ii) preneed cemetery merchandise trusts and (iii) perpetual care trusts. These trusts are typically administered by independent financial institutions selected by the Company. The Company also uses independent professional managers to advise the Company on investment matters.

     Preneed Funeral Trusts. Preneed funeral trusts secure the funds paid by the purchasers of preneed funeral contracts pending use of the funds at the time of need. In most states in which the Company operates, a percentage (depending on applicable state law) of the proceeds from the sale of each preneed funeral contract can be retained by the Company with the balance deposited in a trust. In most states, the Company is not permitted to withdraw principal or investment income from such trusts until the time the funeral service is performed. Earnings on trust funds increase the amount of cash to be received by the Company at the time the funeral service is performed and historically have allowed the Company to adequately cover the inflationary increase in costs of funeral services. While direct marketing costs and commissions incurred with the sale of preneed funeral contracts are a current use of cash, such costs are deferred for financial reporting purposes and recognized over 12 years, which approximates the expected timing of the performance of services related to preneed contracts. Proceeds from the sale of preneed funeral contracts and earnings on such proceeds are not recognized as revenue until the time the funeral service is performed. All price guaranteed preneed funeral contracts are included in the Company's consolidated balance sheet as a long-term asset with a corresponding credit to deferred preneed funeral contract revenues. The aggregate balance of the Company's preneed funeral contracts held in trust was approximately $55.1 million as of September 30, 1996, which was included in preneed funeral contracts in the Company's consolidated balance sheet.

     Preneed Cemetery Merchandise Trusts. The Company is generally required under applicable state laws to deposit in preneed cemetery merchandise trusts a percentage (which varies from state to state) of either the net sales price or the current cost of providing cemetery merchandise or services purchased by a customer prior to the time of need. Such amounts are generally deposited in trust on a pro rata basis as payments are received from the customer. Income on cemetery merchandise trusts is recognized in cemetery net revenues in the period that trust earnings accrue. The Company is permitted to withdraw from such trusts principal and the related investment income when the cemetery merchandise is purchased by the Company or the merchandise contract is canceled. The Company's preneed cemetery merchandise trust funds had an aggregate balance of approximately $12.4 million as of September 30, 1996. The funds contained in the Company's preneed cemetery merchandise trusts are included in the Company's consolidated balance sheet as long-term receivables. The cost of preneed cemetery merchandise is accrued as a liability and included in deferred cemetery costs in the Company's consolidated balance sheet.

     Perpetual Care Trusts. The purpose of a perpetual care trust is to provide the funds necessary to maintain cemetery property and memorials in perpetuity. Pursuant to state law, a portion (which varies from state to state, but is generally 10%) of the proceeds from each sale of a cemetery interment right is placed in such a trust. While the Company does not have the right to withdraw the principal balance at any time, the Company is entitled to withdraw substantially all of the investment income from its perpetual care trusts to be used for cemetery and memorial maintenance. The aggregate principal balance in the Company's perpetual care trusts was approximately $14.8 million as of September 30, 1996, none of which was included in the Company's consolidated balance sheet. Investment income from the perpetual care trust funds is included in the Company's consolidated statement of revenues when earned.

     For additional information with respect to the Company's trusts, see Notes 1 and 3 to the audited consolidated financial statements of the Company and Note 3 to the unaudited interim consolidated financial statements of the Company included in this Prospectus.

REGULATION

     The Company's funeral home operations are comprehensively regulated by the Federal Trade Commission ("FTC") under Section 5 of the Federal Trade Commission Act and a trade regulation rule for the funeral industry promulgated thereunder (the "Funeral Rule"). The Funeral Rule contains minimum standards for funeral industry practices, requires extensive price and other affirmative disclosures to the customer at the time of sale and imposes a mandatory itemization requirement for the sale of funeral products and services.

     The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the United States Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. The Company is also subject to the federal Americans with Disabilities Act and similar laws which, among other things, may require that the Company modify its facilities to comply with minimum accessibility requirements for disabled persons.

     The Company's operations, including its preneed sales and trust funds, are also subject to extensive regulation, supervision and licensing under numerous other federal, state and local laws and regulations. See "-- Trust Funds."

     The Company believes that it is in substantial compliance with all such laws and regulations. Federal and state legislatures and regulatory agencies frequently propose new laws, rules and regulations which, if enacted, could have a material adverse effect on the Company's operations and on the deathcare industry in general. The Company cannot predict the outcome of any proposed legislation or regulations or the effect that any such legislation or regulations, if enacted, might have on the Company.

EMPLOYEES

     As of September 30, 1996, the Company and its subsidiaries employed 927 full-time and 595 part-time employees. All of the Company's funeral directors and embalmers have been professionally trained, possess all licenses required by applicable regulatory agencies and are graduates of accredited colleges of mortuary science. Management believes that its relationship with its employees is good. No employees of the Company or its subsidiaries are members of a collective bargaining unit.

LEGAL PROCEEDINGS

     SCI is subject to five Consent Orders (the "Consent Orders") issued by the FTC, pursuant to which SCI and its subsidiaries are prohibited for certain specified periods from acquiring existing funeral homes, cemeteries and cremation facilities in specified market areas without giving prior notice to the FTC. The Consent Orders prohibit SCI and its subsidiaries from acquiring existing (i) funeral homes in Waycross, Gainesville and Rome, Georgia and Fort Smith, Arkansas and surrounding areas until October 2001, (ii) funeral homes in certain portions of San Bernardino and Riverside Counties, California until February 2002, (iii) funeral homes in Chattanooga and Soddy Daisy, Tennessee and La Fayette and Savannah, Georgia and surrounding areas until June 2004, and (iv) funeral homes and cemeteries in Jackson County, Oregon until June 2005, (v) funeral homes, cemeteries and cremation facilities in Amarillo, Texas until April 2006, (vi) funeral homes and cemeteries in Brevard County, Florida until April 2006 and (vii) funeral homes in Lee County, Florida until April 2006 without giving prior notice to the FTC. Because of the extent of SCI's beneficial ownership of Common Stock, acquisitions by the Company of funeral homes, cemeteries and cremation facilities in the covered market areas without giving prior notice to the FTC might result in a violation of such Consent Orders. Management believes that compliance with such Consent Orders, if required, will not materially adversely affect the Company's funeral home and cemetery acquisition program. After the Offering, SCI will not own any Common Stock of the Company and, therefore, any acquisition by the Company in such areas should not result in a violation of the Consent Orders.

     On October 10, 1996, Loewen, Loewen Group International, Inc. and Ridge Chapels, Inc. (collectively, the "Plaintiffs") brought an action against SCI, New Service Corporation International, Inc. and SCI Holdings Canada, Inc. (collectively, the "SCI Group") and the Company in the United States District, Eastern District of New York. The Plaintiffs have alleged that the actions of the SCI Group in combination with the Company are designed to eliminate Plaintiffs as a competitive factor in numerous markets across the United States. The Plaintiffs have asked the court to adjudge that the Company and the SCI Group have participated in a conspiracy to restrain trade in violation of
Section 1 of the Sherman Act and that the Plaintiffs be granted such other and further relief as the court may deem just and proper, including recovery from the Company and the SCI Group for the cost of this suit and reasonable attorneys' fees incurred by the Plaintiffs. While the outcome of this lawsuit cannot be predicted with certainty, management believes that it will not have a material adverse effect on the Company. On September 17, 1996, SCI announced a bid to acquire Loewen. On January 7, 1997, SCI announced the withdrawal of its bid to acquire Loewen. The Company was not a party to SCI's bid to acquire Loewen.

     The Company and certain of its subsidiaries are parties to a number of other legal proceedings that have arisen in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company.

     The Company carries insurance with coverages and coverage limits that it believes to be customary in the funeral home and cemetery industries. Although there can be no assurance that such insurance will be sufficient to protect the Company against all contingencies, management believes that its insurance protection is reasonable in view of the nature and scope of the Company's operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the directors and the executive officers of the Company as of December 31, 1996, including the business experience of each during the past five years:

                   NAME                     AGE                     POSITION
------------------------------------------  ---    ------------------------------------------
James P. Hunter, III......................  59     Chairman of the Board of Directors,
                                                   President and Chief Executive Officer
W. Cardon Gerner..........................  41     Senior Vice President -- Chief Financial
                                                   Officer
William C. McNamara.......................  48     Senior Vice President -- Cemetery
                                                   Operations
Jack D. Rottman...........................  47     Senior Vice President -- Corporate
                                                   Development
Billy C. Wells............................  45     Vice President -- Funeral Operations
Jack T. Hammer............................  55     Director
Thomas R. McDade..........................  63     Director
Kenneth W. Smith..........................  60     Director

     James P. Hunter, III has been the President, Chief Executive Officer and a director of the Company since May 1990 and Chairman of the Board since June 1994. Prior to joining the Company, Mr. Hunter was a Vice President of SCI from 1987 to 1990 and was the executive officer responsible for SCI's Regional Partners Division, the division that operated the 71 funeral homes and 3 cemeteries acquired by the Company from SCI in May 1990. From 1988 to 1990, he was Vice Chairman of SCI's Legislative Affairs Committee. Prior to joining SCI, Mr. Hunter was President and Chief Executive Officer of Oakley-Metcalf, Inc., a family-owned operator of funeral homes in Lufkin and Nacogdoches, Texas, and was associated with that firm for over 25 years. From 1985 to 1991, Mr. Hunter was a member of, and during 1987 and 1988 the Chairman of, the Texas Funeral Service Commission.

     W. Cardon Gerner has been Senior Vice President -- Chief Financial Officer since March 1995. For 17 years prior to joining the Company, Mr. Gerner held various positions with the international accounting firm of Ernst & Young LLP, including being a partner in such firm from October 1990 until March 1995.

     William C. McNamara has been Senior Vice President -- Cemetery Operations since April 1996. Prior to joining the Company, Mr. McNamara had been employed in various capacities by subsidiaries of SCI since 1981, most recently as Vice President of Preneed Funeral and Preneed Cemetery Sales and Administration of SCI's Eastern Division, which included over 300 funeral home and cemetery operations.

     Jack D. Rottman has been Senior Vice President -- Corporate Development of the Company since March 1994. Prior to joining the Company, Mr. Rottman held various positions at SCI, including Vice President of Funeral Service Operations from 1991 to 1993 and Vice President of Corporate Development from 1987 to 1989. He was also Senior Vice President and a loan officer of Provident Services, Inc., a subsidiary of SCI, from 1989 to 1991.

     Billy C. Wells has been Vice President -- Funeral Operations of the Company since May 1990. Prior to joining the Company, Mr. Wells held various management positions within SCI's funeral home operations, most recently as Vice President of SCI's Regional Partners Division from January 1990 to May 1990.

     Jack T. Hammer has been a director of the Company since December 1994. Mr. Hammer has been the Chairman, President and Chief Executive Officer of Housing Systems, Incorporated, a company that owns and operates conventional, low income and cooperative housing, since he organized that company in 1970. Prior to 1992, he was active in the ownership and management of Arlington Corp., a privately-held deathcare company that was subsequently acquired by SCI. Since January 1993, Mr. Hammer has also been the President of Cemetery Management Consultants, a privately held company that primarily invests in deathcare businesses.

     Thomas R. McDade has been a director of the Company since December 1994. He is a licensed attorney and has been a partner in the law firm of McDade & Fogler, L.L.P., Houston, Texas since 1992. From 1971 through 1991, Mr. McDade was a partner in the law firm of Fulbright & Jaworski, L.L.P., Houston, Texas. Mr. McDade is also a director of The Coastal Corporation, a publicly-held energy conglomerate.

     Kenneth W. Smith has been a director of the Company since May 1990. He is a certified public accountant and has been in private practice in Lufkin, Texas for the past 34 years. Prior to such time, he was a senior accountant of the international accounting firm of Arthur Andersen & Co.

                              SELLING STOCKHOLDER

     The shares of Common Stock being offered hereby (excluding shares issuable pursuant to the Underwriters' over-allotment option) are beneficially owned by SCI and held of record by Investment Capital Corporation ("ICC"), a wholly owned subsidiary of SCI (collectively the "Selling Stockholder"). SCI beneficially owns 7,994,522 shares of Common Stock and will sell all of such shares in the Offering pursuant to registration rights granted to it under a stock registration agreement with the Company. Under the terms of the stock registration agreement, SCI will be indemnified by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") in connection with the Offering, except for liabilities arising from information provided in writing by SCI for inclusion in this Prospectus. SCI has agreed to pay its pro rata share of all expenses of the Offering. T. Craig Benson, who is currently Vice President International Corporate Development of SCI, served as a director of the Company from May 1990 to December 1996. The Company has purchased from and sold to SCI various funeral homes within the past three years. See "Business -- Properties."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a Purchase Agreement (the "Purchase Agreement") among the Company, the Selling Stockholder and each of the underwriters named below (the "Underwriters"), the Selling Stockholder has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ABN AMRO Chicago Corporation, J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. are acting as the representatives of the Underwriters (the "Representatives"), has severally agreed to purchase the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  1,886,132
ABN AMRO Chicago Corporation................................  1,886,130
J.P. Morgan Securities Inc. ................................  1,886,130
Raymond James & Associates, Inc.............................  1,886,130
Morgan Stanley & Co. Incorporated...........................    300,000
TD Securities Inc. .........................................    150,000
                                                              ---------
             Total..........................................  7,994,522
                                                              =========

     The Representatives have advised the Company and the Selling Stockholder that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.46 per share. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $.10 per share on sales to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 1,199,178 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with the Offering, the Company, its directors and executive officers and the Selling Stockholder have agreed that they will not, for a period of 90 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, offer, sell, grant any option with respect to, pledge or otherwise dispose of, any shares of Common Stock or any securities convertible into shares of Common Stock, except (i) in the case of the Company and the Selling Stockholder, for sales of Common Stock to the Underwriters pursuant to the Purchase Agreement and (ii) in the case of the Company, for (a) subject to certain limitations, the issuance of shares as payment of any part of the purchase price for funeral homes or cemeteries (or businesses or capital stock of businesses that operate funeral homes or cemeteries) which are acquired by the Company, (b) the issuance of shares upon the exercise of options granted pursuant to the Incentive Plan prior to the date hereof, and (c) subject to certain limitations, the grant of options, restricted shares, restricted stock units, stock unit awards payable in the form of Common Stock or performance shares issued or granted pursuant to the Incentive Plan.

     In connection with the Offering, certain Underwriters have engaged in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in the Offering, in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail. Such stabilizing, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby by the Selling Stockholder and the Company will be passed upon for the Selling Stockholders and the Company by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters in connection with the Common Stock being offered hereby by the Selling Stockholder will be passed upon for the Selling Stockholder by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheet of the Company as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1995 included in this Prospectus; and (i) the consolidated financial statement schedule of the Company for each of the three years in the period ended December 31, 1995; and (ii) the consolidated financial statements of MLI/The Loftis Corporation as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Prospectus, have been included or incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is quoted on the Nasdaq National Market and, as a result, the Company also files reports, proxy statements and other information with The Nasdaq Stock Market, and such reports, proxy statements and other information are available for inspection at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. The Registration Statement and other information filed by the Company with the Commission are also available at the web site of the Commission at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being hereby qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the public reference facilities and web site of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, or portions of documents, previously filed by the Company with the Commission are incorporated by reference in this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;
     (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;
     (iii) the Company's Current Reports on Form 8-K, dated April 24, 1996, September 11, 1996, September 18, 1996 and September 30, 1996;
     (iv) the Report of Independent Accountants, Coopers & Lybrand L.L.P., dated July 15, 1994 and the consolidated balance sheet of MLI/The Loftis Corporation as of December 31, 1992 and 1993, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows of MLI/The Loftis Corporation for the three years in the period ended December 31, 1993 included in the Company's Registration Statement on Form S-1 (Reg.No. 33-82546); and
     (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-24728) filed with the Commission on August 23, 1994 pursuant to Section 12 of the Exchange Act, as amended by Amendment No. 1 on Form 8-A/A filed with the Commission on October 6, 1994 and Amendment No. 2 on Form 8-A/A filed with the Commission on September 11, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at 415 South First Street, Suite 210, Lufkin, Texas 75901,
Attention: Corporate Secretary (telephone: (409) 631-8700).

                        EQUITY CORPORATION INTERNATIONAL

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Accountants..................................................  F-2
  Consolidated Balance Sheet as of December 31, 1995 and 1994........................  F-3
  Consolidated Statement of Operations for the Years Ended December 31, 1995, 1994
     and 1993........................................................................  F-4
  Consolidated Statement of Changes in Stockholders' Equity for the Years Ended
     December 31, 1995, 1994 and 1993................................................  F-5
  Consolidated Statement of Cash Flows for the Years Ended December 31, 1995, 1994
     and 1993........................................................................  F-6
  Notes to Consolidated Financial Statements.........................................  F-7
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheet as of September 30, 1996 and December 31, 1995
     (Unaudited).....................................................................  F-23
  Consolidated Statement of Operations for the Nine Months Ended September 30, 1996
     and 1995 (Unaudited)............................................................  F-24
  Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1996
     and 1995 (Unaudited)............................................................  F-25
  Consolidated Statement of Stockholders' Equity for the Nine Months Ended September
     30, 1996 (Unaudited)............................................................  F-26
  Notes to Consolidated Financial Statements (Unaudited).............................  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Equity Corporation International:

     We have audited the accompanying consolidated balance sheet of Equity Corporation International and subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Corporation International and subsidiaries as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Houston, Texas
March 8, 1996, except as to the
information presented in Note 13,
for which the date is October 2, 1996.

                        EQUITY CORPORATION INTERNATIONAL

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            ASSETS
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Current assets:
  Cash and cash equivalents............................................  $  6,233     $  5,832
  Receivables, net of allowances.......................................     5,490        4,596
  Inventories..........................................................     5,060        3,399
  Other................................................................     1,177        1,384
                                                                         --------     --------
          Total current assets.........................................    17,960       15,211
Preneed funeral contracts..............................................   102,889       72,318
Cemetery properties, at cost...........................................    75,103       61,055
Long-term receivables, net of allowances...............................    30,767       22,071
Property, plant and equipment, at cost (net)...........................    36,417       22,278
Deferred charges and other assets......................................     7,352        3,213
Names and reputations (net)............................................    32,339       14,220
                                                                         --------     --------
          Total assets.................................................  $302,827     $210,366
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............................  $  5,532     $  5,034
  Income taxes payable.................................................     1,108          377
  Deferred income taxes................................................     1,692          848
  Debt due affiliates..................................................        --        3,170
  Current maturities of long-term debt.................................       535        1,287
                                                                         --------     --------
          Total current liabilities....................................     8,867       10,716
Deferred preneed funeral contract revenues.............................   107,969       76,447
Long-term debt.........................................................    54,518        4,037
Deferred cemetery costs................................................    17,580       15,605
Deferred income taxes..................................................    21,340       18,841
Other liabilities......................................................       888          637
Commitments and contingencies..........................................
Stockholders' equity:
  Preferred stock......................................................        --           --
  Common stock, $01 par value; 50,000,000 shares authorized; 14,847,251 and 14,688,859 shares issued and outstanding in 1995 and 1994,
     respectively......................................................       148          147
  Capital in excess of par value.......................................    82,040       80,695
  Retained earnings....................................................     9,477        3,241
                                                                         --------     --------
          Total stockholders' equity...................................    91,665       84,083
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $302,827     $210,366
                                                                         ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1995        1994        1993
                                                                -------     -------     -------
Net revenues................................................... $64,001     $49,301     $22,279
Costs and expenses.............................................  46,705      35,564      16,114
                                                                -------     -------     -------
Gross profit...................................................  17,296      13,737       6,165
General and administrative expenses............................   4,782       3,885       1,521
                                                                -------     -------     -------
Income from operations.........................................  12,514       9,852       4,644
Interest expense...............................................   2,207       3,178         701
                                                                -------     -------     -------
Income before income taxes and extraordinary item..............  10,307       6,674       3,943
Provision for income taxes.....................................   4,071       2,728       1,388
                                                                -------     -------     -------
Income before extraordinary item...............................   6,236       3,946       2,555
Extraordinary item -- early extinguishment of debt, net of
  income tax benefit of $102...................................      --        (198)         --
                                                                -------     -------     -------
Net income.....................................................   6,236       3,748       2,555
Preferred stock dividend requirements..........................      --          --       1,563
                                                                -------     -------     -------
Net income attributable to common stock........................ $ 6,236     $ 3,748     $   992
                                                                =======     =======     =======
Earnings per share:
  Continuing operations........................................ $  0.42     $  0.39     $  0.15
  Extraordinary item...........................................      --       (0.02)         --
                                                                -------     -------     -------
  Net income................................................... $  0.42     $  0.37     $  0.15
                                                                =======     =======     =======
Weighted average number of common and equivalent shares
  outstanding..................................................  14,835      10,002       6,613
                                                                =======     =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   CAPITAL
                                                                     IN        RETAINED    STOCKHOLDERS'
                                                                  EXCESS OF    EARNINGS       EQUITY
                                              COMMON STOCK        PAR VALUE    (DEFICIT)     (DEFICIT)
                                          --------------------    ---------    --------    -------------
                                            SHARES      AMOUNT
                                          ----------    ------
Balance, December 31, 1992..............     628,140     $  6      $    (2)    $ (1,499)      $(1,495)
  Net income............................          --       --           --        2,555         2,555
  Preferred dividends...................          --       --           --       (1,563)       (1,563)
                                          ----------     ----      -------      -------       -------
Balance, December 31, 1993..............     628,140        6           (2)        (507)         (503)
  Net income............................          --       --           --        3,748         3,748
  Common stock issued:
     Reorganization.....................   5,896,860       59       20,785           --        20,844
     Officers and directors.............     228,372        2        1,398           --         1,400
     Initial public offering............   5,692,500       57       44,604           --        44,661
     Acquisitions.......................   2,242,987       23       13,910           --        13,933
                                          ----------     ----      -------      -------       -------
Balance, December 31, 1994..............  14,688,859      147       80,695        3,241        84,083
  Net income............................          --       --           --        6,236         6,236
  Common stock issued:
     Acquisitions.......................       8,332       --          119           --           119
     Option exercises...................     112,500        1        1,167           --         1,168
     Other..............................      37,560       --           59           --            59
                                          ----------     ----      -------      -------       -------
Balance, December 31, 1995..............  14,847,251     $148      $82,040     $  9,477       $91,665
                                          ==========     ====      =======      =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1995        1994       1993
                                                                 -------    --------    -------
Cash flows from operating activities:
  Net income...................................................  $ 6,236    $  3,748    $ 2,555
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization...........................    3,458       2,716      1,078
       Provision for bad debts and contract cancellations......    3,217       3,399        318
       (Gain) loss on sale of assets...........................      (42)         51       (212)
       Deferred income taxes...................................      816         737         61
       Extraordinary item......................................       --         198         --
  Changes in assets and liabilities, net of effects from
     acquisitions:
       Receivables.............................................   (7,482)     (7,004)      (315)
       Inventories.............................................     (282)         25         (1)
       Other current assets....................................      263        (267)      (296)
       Other long-term assets..................................   (1,607)     (1,657)      (592)
       Accounts payable and accrued liabilities................   (2,389)        819        390
       Other...................................................      901         (80)        75
       Preneed funeral contracts and associated deferred
          revenues.............................................      123       1,299        229
                                                                 -------    --------    -------
            Net cash provided by operating activities..........    3,212       3,984      3,290
                                                                 -------    --------    -------
Cash flows from investing activities:
  Capital expenditures.........................................   (7,691)     (2,609)      (897)
  Proceeds from sale of assets.................................       68          68        233
  Acquisitions, net of cash (used) acquired....................     (906)      1,429       (563)
  Other........................................................      106         214        195
                                                                 -------    --------    -------
            Net cash used in investing activities..............   (8,423)       (898)    (1,032)
                                                                 -------    --------    -------
Cash flows from financing activities:
  Net proceeds from issuance of common stock...................      974      46,061         --
  Borrowings on long-term debt.................................   11,123          --        153
  Payments on debt.............................................   (6,485)    (45,798)      (553)
  Dividends paid to preferred stockholder......................       --        (261)    (1,563)
                                                                 -------    --------    -------
            Net cash provided by (used in) financing
               activities......................................    5,612           2     (1,963)
                                                                 -------    --------    -------
Increase in cash and cash equivalents..........................      401       3,088        295
Cash and cash equivalents at beginning of year.................    5,832       2,744      2,449
                                                                 -------    --------    -------
Cash and cash equivalent at end of year........................  $ 6,233    $  5,832    $ 2,744
                                                                 =======    ========    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATE ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Corporate Organization

     Equity Corporation International ("ECI") and its wholly owned subsidiaries (the "Company") is a provider of deathcare services and products primarily to communities located in non-metropolitan areas of the United States. At December 31, 1995, the Company operated 119 funeral homes and 61 cemeteries in 19 states.

     ECI was incorporated in January 1994 to effect the MLI/The Loftis Corporation ("MLI") acquisition and facilitate the reorganization of ECI Capital Corporation ("ECICC"). Effective January 1, 1994, the holders of ECICC common stock, redeemable preferred stock and a warrant for common stock exchanged their interest in ECICC for approximately 6,525,000 shares of ECI common stock. Additionally, as part of the formation of ECI, effective January 1, 1994, the holders of MLI exchanged their stock in MLI for approximately 2,175,000 shares of ECI common stock valued at approximately $13,333,000 and cash consideration of approximately $11,186,000 which ECI borrowed from an affiliate.

     Due to the common control by the stockholders of ECICC on the effective date of exchanging their securities with ECI, the transfer was accounted for as its historical cost in a manner similar to that in a pooling of interests. Accordingly, the historical consolidated financial statements and related notes of ECICC have been redesignated as "ECI" and the stockholders' equity and earnings per share information of ECICC have been adjusted to reflect the capital structure of ECI. The acquisition of MLI has been accounted for as a purchase in accordance with APB Opinion No. 16 -- "Business Combinations" and, accordingly, the assets and liabilities of MLI have been adjusted to their fair values effective January 1, 1994.

  Principles of Consolidation

     The consolidated financial statements include ECI and all majority-owned subsidiaries. The former owner of one subsidiary owns shares of the subsidiary's nonvoting common stock under the terms of the shareholder agreement. This owner is entitled to an annual bonus under the terms of the shareholder agreement. Significant intercompany balances and transactions have been eliminated in consolidation. Certain classifications of prior years have been made to conform to current period classifications.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those entities.

  Funeral Operations

     The Company recognizes revenue on funeral sales at the time the services are performed. The Company's trade receivables consist primarily of funeral services already performed. An allowance for doubtful accounts has been provided for those accounts which management estimates will not be collected in the future. All price guaranteed preneed funeral sales contracts (including insurance funded contracts), are included in the accompanying consolidated balance sheet as a long-term asset with a corresponding credit to deferred preneed funeral contract revenues. Preneed funeral trust earnings are deferred until the funeral service is performed. Additionally, increasing benefits under insurance funded contracts are accrued and deferred until the funeral service is performed.

                        EQUITY CORPORATION INTERNATIONAL

  Cemetery Operations

     Preneed sales of cemetery interment rights and merchandise are recorded as revenues when customer contracts are executed with concurrent recognition of related costs. Costs related to the sales of cemetery interment rights include cemetery property and costs related to cemetery development activities and are charged to operations using the specific identification method. Allowances for customer cancellations and refunds are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs.

     Generally, a portion of the proceeds from the sale of cemetery interment rights is required by state law to be paid into perpetual care trust funds. Principal balances in these trusts (including in some states realized and unrealized capital gains) must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the Company's consolidated financial statements. Earnings from these trusts are recognized currently and are intended to defray cemetery maintenance costs. The amount of perpetual care funds trusted at December 31, 1995 and 1994 was approximately $14,326,000 and $11,036,000, respectively, and such principal generally cannot be withdrawn by the Company. Earnings recognized on perpetual care trusts for the years ended December 31, 1995 and 1994 were approximately $934,000 and $1,102,000, respectively. Earnings recognized for the year ended December 31, 1993 were insignificant. Additionally, pursuant to state law, a portion of the proceeds from the sale of preneed cemetery merchandise may also be required to be paid into trust funds. The Company's preneed cemetery merchandise trusts funds had an aggregate balance at December 31, 1995 and 1994 of approximately $11,377,000 and $7,202,000, respectively, which approximated fair value. The Company recognizes income on these merchandise trusts in current cemetery net revenues as trust earnings accrue. Earnings recognized on merchandise trusts for the years ended December 31, 1995 and 1994 were approximately $535,000 and $234,000, respectively. The earnings recognized on merchandise trusts for the year ended December 31, 1993 were significant.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt investments with original maturities of three months or less when purchased to be cash equivalents. The carrying amounts approximate fair value because of the short maturity.

     The Company maintains cash balances at financial institutions located throughout the United States. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions, at times, may exceed the federally insured limits. The Company has not experienced any losses in any accounts.

  Inventories

     Inventories, consisting of funeral merchandise (primarily caskets) and cemetery merchandise (primarily vaults and crypts) are stated at cost, which is not in excess of market, determined using the first-in, first-out (FIFO) method for funeral merchandise and the average cost method for cemetery merchandise.

  Property, Plant and Equipment

     Depreciation and amortization of property, plant and equipment, which includes the amortization of assets recorded under capital leases, are provided using the straight-line method over the estimated useful lives of the various classes of depreciable assets, ranging from five to thirty-nine years. Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Gains and losses from dispositions are included in operations.

                        EQUITY CORPORATION INTERNATIONAL

  Deferred Obtaining Costs

     Included in Deferred charges and other assets are obtaining costs consisting of sales commissions and other direct marketing costs applicable to preneed funeral contracts which are deferred and recognized over 12 years, which approximates the expected timing of the performance of services related to preneed funeral contracts. The aggregate costs deferred as of December 31, 1995 and 1994 were approximately $1,225,000 and $894,000, respectively.

  Covenants Not to Compete

     Included in Deferred charges and other assets are prepaid noncompetition agreements entered into with former owners and key employees of businesses acquired. Noncompetition agreements are amortized using the straight-line method over the period of the agreement. At December 31, 1995 and 1994, prepaid covenants not to compete amounted to approximately $4,012,000 and $1,704,000, respectively.

  Names and Reputations

     The excess of purchase price over the fair value of identifiable net tangible assets acquired in transactions accounted for as a purchase are included in Names and reputations (net) and generally are amortized on a straight-line basis over 40 years which, in the opinion of management, is not necessarily the minimum period benefited. Many of the Company's acquired funeral homes have provided high quality service to client families for many decades. The resulting client loyalty often represents a substantial portion of the value of a funeral business. The recoverability of Names and reputations is evaluated periodically as events or circumstances indicate a possible inability to recover its carrying amount. Recoverability is then determined by comparing the undiscounted net cash flows of the assets to which the Names and reputations applies to the net book value (including the Names and reputations) of those assets. The accumulated amortization of Names and reputations, at December 31, 1995 and 1994, was approximately $1,614,000 and $974,000, respectively. The amortization charged against income was approximately $640,000, $235,000, and $242,000 for the three years ended December 31, 1995, 1994 and 1993, respectively.

  Earnings Per Share

     Earnings per share is based on the weighted average number of common and equivalent shares outstanding during the period which takes into consideration
(i) for 1995, the dilutive effect of stock options and restricted stock issued under the Company's 1994 Long-Term Incentive Plan based on the treasury stock method, (ii) for 1994 and 1993, the Company's issuance of 228,372 shares of common stock to certain officers and directors of the Company on June 30, 1994, reflected under the treasury stock method prior to issuance and (iii) for 1993, the dilutive effect of a warrant exercisable for common shares held by SCI. The redeemable preferred stock dividends are deducted from net income for purposes of calculating earnings per share. Fully diluted earnings per share are not presented because such amounts would be the same as amounts computed for primary earnings per share or would be antidilutive.

  Recent FASB Pronouncements

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The pronouncement is effective for the year ended December 31, 1996. Earlier application is encouraged and restatement of previously issued financial statements is not permitted. In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation" which establishes accounting and reporting standards for stock-based employee

                        EQUITY CORPORATION INTERNATIONAL
compensation plans. The pronouncement is effective for the year ended December 31, 1996, although earlier application regarding reporting disclosure requirements is encouraged. Based on a preliminary review, the Company intends to adopt only the reporting disclosure provisions of SFAS No. 123. The Company does not believe implementation of SFAS Nos. 121 and 123 will have a significant impact on its financial position, results of operations or cash flows.

2. ACQUISITIONS

     The following table is a summary of acquisitions made during the years ended December 31, 1995 and 1994:

                                                                        1995        1994
                                                                       -------     -------
                                                                           (DOLLARS IN
                                                                            THOUSANDS)
    Number acquired:
      Funeral homes..................................................       27          16
      Cemeteries.....................................................       13          45
    Purchase price...................................................  $41,119     $38,450

     The purchase price, in both years, consisted primarily of combinations of cash, common stock and debt issued. The excess of purchase price over the fair value of net assets acquired is included in Names and reputations (net). In connection with these acquisitions, the Company enters into customary employment, consulting and noncompetition agreements with certain employees and former owners of the businesses acquired. In certain situations, the Company will prepay a portion of the noncompetition agreements and amortize such prepayments on a straight-line basis over the terms of the agreements. The purchase prices indicated above do not include $2,188,000 for noncompetition agreements which were prepaid to individuals related to businesses acquired in 1995. There were no prepaid noncompetition agreements in 1994. The acquisitions have been accounted for as purchases and their operating results have been included since their respective date of acquisition. Included in the summary of acquisitions for 1994 are two funeral homes and related assets that were acquired from an officer and director and a member of his family for a net aggregate purchase price of approximately $4,000,000. The purchase price was paid by delivery of promissory notes. The officer and director received approximately $2,700,000 and the other seller received approximately $1,300,000. The notes bore interest at 7.75% per annum and matured in May 1995, at which time the notes were repaid in full.

                        EQUITY CORPORATION INTERNATIONAL

     The effect of acquisitions on the collateral balance sheet at December 31, was as follows:

                                                                       1995         1994
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Current assets...............................................    $  2,232     $  7,023
    Preneed funeral contracts....................................      19,700       12,707
    Long-term receivables, net of allowances.....................       4,793       18,587
    Cemetery properties..........................................      15,123       60,929
    Property, plant and equipment................................       8,494        8,514
    Deferred charges and other assets............................       2,133          738
    Names and reputations........................................      18,759        5,650
    Current liabilities..........................................      (1,764)     (11,182)
    Deferred preneed funeral contract revenues...................     (20,529)     (12,851)
    Long-term debt...............................................     (41,312)     (39,086)
    Noncurrent liabilities.......................................         (54)        (559)
    Deferred cemetery costs......................................      (3,721)     (14,800)
    Deferred income taxes........................................      (2,580)     (19,940)
    Common stock issued..........................................        (119)     (13,933)
                                                                     --------     --------
              Total..............................................       1,155        1,797
      Less cash acquired.........................................         249        3,226
                                                                     --------     --------
      Cash (acquired) used for acquisitions......................    $    906     $ (1,429)
                                                                     ========     ========

     The following represents the unaudited pro forma results of operations as if all of the above noted business combinations and the reorganization as described in Note 1 had occurred at the beginning of 1994:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                      1995          1994
                                                                     -------       -------
                                                                     (IN THOUSANDS, EXCEPT
                                                                        PER SHARE DATA)
    Net revenues...................................................  $73,482       $69,751
    Income before extraordinary item...............................    6,420         4,224
    Net income.....................................................    6,420         4,026
    Earnings per common and equivalent share.......................  $  0.43       $  0.40

     The pro forma financial data should not be construed as indicative of the Company's results of operations or financial condition had the acquisitions been consummated on the dates indicated and are not intended to project the Company's results of operations or financial condition for any future period or as of any future date.

3. PRENEED FUNERAL CONTRACTS AND DEFERRED PRENEED FUNERAL CONTRACT REVENUES

     The Company sells preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreement is signed. These contracts are included in the consolidated balance sheet as Preneed funeral contracts. Payments on these contracts are generally placed in trust (pursuant to state law) or are used to pay premiums on life insurance policies issued by third party insurers. When the services are performed, approximately $38,063,000 and $26,648,000 will be funded by trusts and approximately $64,826,000 and $45,670,000 will be funded by insurance policies as of December 31, 1995 and 1994, respectively. Accumulated earnings from trust funds and increasing insurance benefits have been included to the extent that they have accrued through December 31, 1995 and 1994, respectively. The cumulative total has been reduced by allowable cash withdrawals for trust earning distributions and amounts retained by the Company pursuant to various state laws. At December 31, 1995 and 1994, the amounts

                        EQUITY CORPORATION INTERNATIONAL
collected and held in trusts, at cost, which approximates market, were approximately $32,176,000 and $21,639,000, respectively. The amounts in trusts and all life insurance policies are generally transferred to the customer upon contract cancellation.

     Deferred preneed funeral contract revenues includes the contract amount of all price guaranteed funeral services and accumulated trust earnings and increasing insurance benefits earned. The Company defers recognition of trust earnings and insurance benefits until performance of the funeral service. Upon performance of the funeral service, the Company will recognize the fixed contract price and related accumulated trust earnings or increasing insurance benefits as funeral service revenues.

4. INCOME TAXES

     The Company utilizes the liability method in accounting for income taxes. Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse.

     Significant components of the Company's deferred tax liabilities and assets, at December 31, were as follows:

                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Excess of book over tax basis in undeveloped and developed
      land.........................................................    $21,607     $19,422
    Excess of book over tax basis in property, plant and
      equipment....................................................      1,004         587
    Receivables related to sales of cemetery interment rights and
      related products.............................................      3,086       2,362
    Deferred obtaining costs.......................................        493         357
    Other..........................................................        670         170
                                                                       -------     -------
    Total deferred tax liabilities.................................     26,860      22,898
                                                                       -------     -------
    Preneed funeral contracts......................................      1,807       1,500
    Allowance for bad debts and cancellation reserves..............      1,056         764
    Other..........................................................        965         945
                                                                       -------     -------
    Total deferred tax assets......................................      3,828       3,209
                                                                       -------     -------
    Net deferred tax (assets) liabilities..........................    $23,032     $19,689
                                                                       =======     =======

     Significant components of the provision for income taxes, for the years ended December 31, were as follows:

                                                                  1995      1994      1993
                                                                 ------    ------    ------
                                                                       (IN THOUSANDS)
    Current tax expense:
      Federal................................................... $2,868    $1,613    $1,216
      State.....................................................    387       378       110
                                                                 ------    ------    ------
              Total current.....................................  3,255     1,991     1,326
                                                                 ------    ------    ------
    Deferred tax expense:
      Federal...................................................    738       619        58
      State.....................................................     78       118         4
                                                                 ------    ------    ------
              Total deferred....................................    816       737        62
                                                                 ------    ------    ------
                                                                 $4,071    $2,728    $1,388
                                                                 ======    ======    ======

                        EQUITY CORPORATION INTERNATIONAL

     The differences between the federal tax rate and the Company's effective tax rate, at December 31, were as follows:

                                                                  1995      1994      1993
                                                                 ------    ------    ------
                                                                       (IN THOUSANDS)
    Tax at U.S. statutory rate.................................. $3,504    $2,269    $1,341
    State income taxes, net of federal tax......................    307       328        75
    Utilization of capital loss.................................     --        --       (12)
    Nondeductible expenses......................................    139        65        82
    Other, net..................................................    121        66       (98)
                                                                 ------    ------    ------
                                                                 $4,071    $2,728    $1,388
                                                                 ======    ======    ======
    Total effective tax rate....................................   39.5%     40.9%     35.2%
                                                                 ======    ======    ======

     Income taxes paid during the years ending December 31, 1995, 1994 and 1993 were approximately $2,308,000, $1,822,000 and $1,152,000, respectively.

5. DEBT

     Long-term debt consisted of the following at December 31:

                                                                         1995        1994
                                                                        -------     ------
                                                                          (IN THOUSANDS)
    Credit facility.................................................    $45,000     $   --
    Notes payable...................................................      9,208      4,153
    Capitalized lease obligations...................................        845      1,171
                                                                        -------     ------
                                                                         55,053      5,324
      Less current maturities.......................................        535      1,287
                                                                        -------     ------
                                                                        $54,518     $4,037
                                                                        =======     ======

     In October 1994, the Company entered into an uncollateralized revolving credit agreement with a group of banks for a $60,000,000 line of credit to be used for acquisition financing and general corporate purposes. The Credit Facility, as amended ("Credit Facility"), provides for a revolving credit period expiring in October 1998 and bears interest, at the Company's option, at either
(i) the prime rate plus up to 0.25% or (ii) the London Interbank Offered Rate plus 0.75% up to 1.50% depending on the Company's leverage ratio, as defined. The Credit Facility also contains customary restrictive covenants requiring the Company to maintain certain financial ratios and is guaranteed by all of the Company's subsidiaries. The Credit Facility will permit the payment of dividends on the Company's common stock only to the extent the Company maintains a specified net worth.

     In February 1996, the Credit Facility was amended to increase its size from $60,000,000 to $100,000,000.

     Notes payable include notes issued by funeral home and cemetery subsidiaries to financial institutions and individuals with varying maturities through 2015, collateralized by property and equipment, or in certain instances, guaranteed by the Company. Interest rates on these notes range from 3.0% to 12.6%.

     Capitalized lease obligations are due in monthly installments through 1997 with interest rates ranging from 7.9% to 9.5%. Total assets recorded under capital leases and the accumulated amortization thereon were $1,544,000 and $666,000 at December 31, 1995, respectively, and $1,575,000 and $662,000 at
December 31, 1994, respectively.

                        EQUITY CORPORATION INTERNATIONAL

     At December 31, 1994, the debt due to affiliates totaling $3,170,000 consisted primarily of a note to an officer and director of the Company for the purchase of certain funeral homes. The note was collateralized by deeds of trust and carried an interest rate of 7.75% payable monthly. The note was paid in full in May 1995.

     The Company maintained a $500,000 revolving credit line to affiliates through October 1994 which was collateralized by various security agreements and lien interests. Interest at the prime rate plus 1.5% was due in monthly installments. All unpaid principal and interest was due and paid in October 1994.

     In October 1994, the Company paid substantially all of its outstanding indebtedness to its affiliates and seller financed notes of approximately $43,000,000 with the proceeds from the issuance of its common stock in connection with the Company's initial public offering (Note 6). The Company recognized an extraordinary loss of approximately $198,000, net of income tax benefit of approximately $102,000 for the write-off of the deferred loan costs associated with the early retirement of debt.

     Interest expense related to the indebtedness to affiliates was approximately $101,000, $2,782,000 and $437,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Aggregate principal payments on long-term debt for each of the five years and thereafter subsequent to December 31, 1995 are $535,000, $1,938,000, $47,756,000, $585,000, $555,000, and $3,684,000. Interest paid during the years ended December 31, 1995, 1994 and 1993 was approximately $1,865,000, $3,147,000 and $579,000, respectively.

6. CAPITAL STOCK

     In June 1994, the Board of Directors approved a 579-for-1 stock split and also increased its authorized capital to 20,000,000 shares of common stock and decreased the par value of its common stock from $1.00 to $.01. Additionally, in October 1994, the Board of Directors approved an increase in its authorized capital to 50,000,000 shares of common stock. The financial statements and notes thereto have been adjusted to reflect the stock split and increase in authorized shares for all years presented.

     As described in Note 1, effective January 1, 1994, the holders of ECICC common stock, redeemable preferred stock and a warrant for common stock exchanged their interest in ECICC for approximately 6,525,000 shares of ECI common stock. Additionally, as part of the formation of ECI effective January 1, 1994, the holders of MLI exchanged their stock in MLI for approximately 2,175,000 shares of ECI common stock and cash consideration of approximately $11,186,000.

  Common Stock

     Holders of the Company's common stock are entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock and after the Company has made provision for any sinking funds for any series of preferred stock. The Company has never paid cash dividends on its common stock.

     On June 30, 1994, the Company issued 228,372 shares of its common stock to certain officers and directors of the Company for total proceeds of approximately $1,400,000.

     On October 26, 1994, the Company completed its initial public offering of 5,692,500 shares of its common stock at $8.67 per share, including 742,500 shares sold to the underwriters under the overallotment option granted to them, for net proceeds (after selling commissions and related expenses of approximately $4,674,000) of approximately $44,661,000. The net proceeds of the initial public offering were used to repay debt and for general corporate purposes.

                        EQUITY CORPORATION INTERNATIONAL

     Assuming the initial public offering of 5,692,500 shares of common stock and the use of the proceeds to retire outstanding debt had occurred on January 1, 1994, unaudited pro forma earnings per share, for the year ended December 31, 1994, would have been as follows:

                Earnings per share:
                  Continuing operations.............................  $ 0.38
                  Extraordinary item................................   (0.01)
                                                                      ------
                  Net income........................................  $ 0.37
                                                                      ======

  Preferred Stock

     The authorized capital stock of the Company also consists of 10,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares are designated as the Series One Junior Participating Preferred Stock (the "Series One Preferred Stock"). No shares of preferred stock were issued as of December 31, 1995. The preferred stock is issuable by the Board of Directors in one or more series, with the number of shares of each series and the designations, powers, preferences, qualifications, limitations or restrictions of each series to be determined by the Board of Directors. Among the specific matters that may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion rights, if any; and voting powers, if any. All series of preferred stock will rank equally and be identical in all respects except as may otherwise be provided in the Certificate of Designations establishing such series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of the preferred stock with voting rights or conversion rights that could affect the voting power of the holders of common stock. The issuance of any shares of preferred stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. Except in connection with the preferred share purchase rights, the Company has no present intention to issue any shares of preferred stock.

     On October 11, 1994, the Board of Directors declared a dividend distribution of one preferred share purchase right (the "Right") for each outstanding share of common stock on such date and issued thereafter. The Rights become exercisable in the event of certain attempts to acquire 20% or more of the common stock of the Company, subject to certain exceptions. Each Right entitles the registered holder to purchase from the Company one one-hundred fiftieth of a share of Series One Preferred Stock, at a price of $30.00 per one one-hundred fiftieth of a share, subject to adjustment under certain circumstances. The Rights expire on October 11, 2004. The Series One Preferred Stock will rank junior to all other Series of Preferred Stock that may be established by the Board of Directors with respect to the payment of dividends and the distribution of assets upon liquidation. In general, the voting, dividend and liquidation rights of Series One Preferred Stock are designed so that one one-hundred fiftieth of a share of Series One Preferred Stock will be the economic equivalent of one share of common stock.

  1994 Long-Term Incentive Plan

     In October 1994, the Board of Directors adopted, and the stockholders of the Company approved, the 1994 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan reserved up to 1,350,000 shares of the Company's common stock for issuance to key employees, consultants and advisors and provides for the granting of stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units and other stock-based awards.

     The Incentive Plan is administered by a committee of the Company's Board of Directors comprised of non-employee directors (the "Committee"). Stock options granted under the Incentive Plan may be either nonqualified stock options, or may qualify as incentive stock options. The exercise price of any stock option may not be less than the fair market value of the underlying common stock as of the date of grant. Except for

                        EQUITY CORPORATION INTERNATIONAL
the deferred compensation agreements with certain employees of the Company's cemetery operations (see Note 7), incentive stock options and nonqualified stock options granted under the Incentive Plan are generally exercisable in one-fifth and one-third increments on each of the first five and three anniversaries of the date of grant, respectively. The Incentive Plan also provides for automatic stock option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a nonqualified stock option to purchase 3,750 shares of common stock and continuing non-employee directors annually will receive nonqualified options to purchase an additional 3,750 shares of common stock. Stock options granted to non-employee directors will become exercisable in one-third increments on each of the first three anniversaries of the date of grant.

     Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or freestanding and unrelated to a stock option. Stock appreciation rights may not be exercisable earlier than six months after the date of grant or after the expiration of ten years from the date of grant and may not have an exercise price of less than the fair market value of the common stock on the date of grant.

     Upon the grant of performance shares, the Committee will establish performance goals for each performance cycle on the basis of such criteria as the Committee may select. After the end of a performance cycle, the Committee will determine the number of performance shares which have been earned on the basis of performance in relation to the established performance goals. Payment values of earned performance shares will be distributed either in cash or common stock.

     The Committee determines the participants to whom restricted stock and restricted stock units shall be granted, the number of shares of restricted stock and the number of restricted stock units to be granted to each participant, the duration of the restricted period during which, and the conditions under which, the restricted stock and restricted stock units may be forfeited to the Company, and the other terms and conditions of such awards. Individual restricted periods may be shortened, lengthened or waived by the Committee at any time in its discretion.

     The Committee also grants stock unit awards in the form of common stock or units, the value of which is based, in whole or in part, on the value of the common stock. Subject to the provisions of the Incentive Plan, stock unit awards are subject to such terms and conditions as the Committee may determine.

     The following table summarizes the activity relating to stock options under the Incentive Plan for the years ended December 31:

                                                                             1995     1994
                                                                             ----     ----
                                                                                  (IN
                                                                              THOUSANDS)
    Outstanding at beginning of period.....................................  548       --
      Granted..............................................................  248      548
      Exercised............................................................  113       --
                                                                             ---      ---
    Outstanding at end of period...........................................  683      548
                                                                             ===      ===

     Options exercised in 1995 were exercised at a price of $8.67 per share. At December 31, 1995, options were outstanding at prices ranging from $8.67 to $14.33 per share, of which approximately 123,000 were immediately exercisable. At December 31, 1994, options outstanding were at $8.67 per share, of which 112,500 were immediately exercisable.

7. INCENTIVE ARRANGEMENTS AND EMPLOYEE BENEFIT PLANS

     The Company has entered into deferred compensation agreements pursuant to which certain qualified employees of its cemetery operations may earn incentive cash compensation based upon performance goals established for individual employees. The incentive amount for each employee vests over a ten-year period,

                        EQUITY CORPORATION INTERNATIONAL
initially with 30% vesting on the third anniversary of the determination date and an additional 10% vesting on each anniversary thereafter until full vesting on the tenth anniversary. Substantially all of the deferred compensation agreements were amended during 1995 to provide that vested amounts as of an employee's determination date in 1995 would be satisfied by a cash payment and unvested amounts as of such date would be satisfied by the issuance of 37,560 shares of restricted stock in the aggregate. The restrictions generally lapse over the employees' original vesting period as discussed above. Additionally, achievement of performance goals for 1995 and beyond result in a combination of deferred cash bonus and stock option awards generally vesting after the fourth year of grant. At December 31, 1995, amounts granted under these deferred compensation agreements aggregated approximately $1,407,000, of which approximately $311,000 was vested.

     In addition, certain employees of the Company's funeral operations are eligible for participation in a bonus program pursuant to which such employees may earn a bonus of up to 30% of their base salaries if certain annual performance goals are met, which goals are established annually by the Company's compensation committee.

     The Company sponsors a retirement savings plan which covers all employees who have met certain eligibility requirements for the plan. The Company may make discretionary contributions to the plan. To date, the Company has made no contributions to the plan.

8. SELECTED BALANCE SHEET INFORMATION

     The detail of certain balance sheet accounts, at December 31, was as follows:

                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Receivables and allowances:
      Trade........................................................... $ 5,572     $ 4,279
      Affiliates......................................................      75          94
      Other...........................................................     652         800
                                                                       -------     -------
                                                                         6,299       5,173
      Less allowance for bad debts....................................     809         577
                                                                       -------     -------
                                                                       $ 5,490     $ 4,596
                                                                       =======     =======
      Long-term:
         Installment contracts........................................ $25,970     $20,582
         Cemetery merchandise receivables.............................  11,377       7,202
                                                                       -------     -------
                                                                        37,347      27,784
      Less:
         Allowance for contract cancellations.........................   2,006       1,718
         Unearned finance charges.....................................   4,574       3,995
                                                                       -------     -------
                                                                       $30,767     $22,071
                                                                       =======     =======

                        EQUITY CORPORATION INTERNATIONAL

     Interest rates on installment contracts range from 12.5% to 14.5%, at December 31, 1995.

                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Inventories:
      Caskets......................................................... $ 2,234     $ 1,678
      Interment rights................................................     510         225
      Vaults and lawn crypts..........................................   1,491       1,181
      Other...........................................................     825         315
                                                                       -------     -------
                                                                       $ 5,060     $ 3,399
                                                                       =======     =======
    Property, plant and equipment:
      Land............................................................ $ 7,381     $ 3,383
      Buildings and improvements......................................  25,154      17,004
      Equipment.......................................................  11,315       7,093
                                                                       -------     -------
                                                                        43,850      27,480
      Less accumulated depreciation and amortization..................   7,433       5,202
                                                                       -------     -------
                                                                       $36,417     $22,278
                                                                       =======     =======
    Accounts payable and accrued liabilities:
      Trade........................................................... $ 1,582     $ 1,506
      Compensation....................................................   1,637       1,812
      Other...........................................................   2,313       1,716
                                                                       -------     -------
                                                                       $ 5,532     $ 5,034
                                                                       =======     =======

     Non-cash financing and investment activities related to acquisitions is disclosed in Notes 1 and 2. Other non-cash financing and investing activities for the years ended December 31, were as follows:

                                                                 1995      1994       1993
                                                                 ----     -------     ----
                                                                      (IN THOUSANDS)
    Income tax benefit from exercise of stock options..........  $194     $    --     $ --
    Restricted stock issued for accrued compensation...........    59          --       --
    Exchange of ECICC common stock, redeemable preferred stock
      and a warrant for ECI common stock.......................    --      20,844       --
    Note issued for equipment..................................    --          28       --
    Repurchase of preferred nonvoting stock of a subsidiary in exchange for cancellation of the related note
      receivable...............................................    --          --       90
    Sale of assets in exchange for long-term notes
      receivables..............................................    --          --      400
    Capital lease sale.........................................    --          --      589

9. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company has entered into various operating leases, whereby it is generally obligated for an initial term of 10 years, with renewal options ranging from 5 to 20 years. Certain of the leases contain escalation clauses and purchase options. Most of the leases require the Company to pay for repairs, taxes, and insurance expense and include contingent rentals based on varying percentages of net revenues generated by the related funeral home.

                        EQUITY CORPORATION INTERNATIONAL

     Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 1995:

                                                                             (IN THOUSANDS)
                                                                             --------------
    1996...................................................................      $  736
    1997...................................................................         694
    1998...................................................................         627
    1999...................................................................         526
    2000...................................................................         378
    Thereafter.............................................................       1,368
                                                                                 ------
    Total minimum obligations..............................................      $4,329
                                                                                 ======

     In addition to the noncancelable operating leases, the Company also subleases vehicles from an affiliate under an operating lease agreement that is cancelable at the lessor's option. Lease payments made to the affiliate under these obligations were approximately $528,000, $473,000 and $440,000 in 1995, 1994 and 1993, respectively.

     Rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $1,130,000, $1,110,000 and $1,218,000, respectively, of which $34,000, $35,000 and $13,000, respectively, was contingent rentals.

     In 1994, the Company entered into an agreement, with options to renew, to maintain and operate the cemetery system of the City of Fort Lauderdale, Florida. Under the terms of this agreement, the Company is required to make annual payments to the city in the amount of $400,000. Additionally, the Company is required to finance and construct capital improvements in the minimum amount of $650,000 within the first five years of the agreement. As of December 31, 1995, the Company has made $406,000 in such capital improvements.

  Agreements

     The Company has entered into various employment, consulting, and noncompetition agreements with key employees and former owners of businesses acquired. These agreements are generally for five to ten years and provide for payments either at the date of the agreement or in future annual, semi-annual, or monthly installments. The aggregate amounts remaining to be paid in future periods if all such commitments are fulfilled by all parties was approximately $20,454,000 at December 31, 1995.

     The Company has additionally secured employment agreements with various officers of the Company. The agreements generally provide for the employee's annual base salary and bonus participation. The agreements also generally provide for one year noncompetition agreements and severance payments of up to one year's salary in the event the employee is terminated without cause.

     Under the terms of a shareholder agreement with a former owner of one of the Company's subsidiaries, the Company is obligated to repurchase the nonvoting common shares held by this individual upon the occurrence of certain future events. The purchase price for the shares will be the greater of an amount based on a multiple of the net income of the subsidiary or the original cost of the shares to the shareholder.

  Litigation

     The Company and certain of its subsidiaries are parties to a number of legal proceedings that have arisen in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company.

                        EQUITY CORPORATION INTERNATIONAL

10. CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

  Credit Risk

     The Company grants customers credit in the normal course of business and the credit risk with respect to these trade and long-term receivables are generally considered minimal because of the wide geographic area served. Procedures are in effect to monitor the credit worthiness of customers and appropriate allowances have been made.

     Prearranged funeral contracts generally do not subject the Company to collection risk because customer payments are either placed in state supervised trusts or used to pay premiums on life insurance contracts. Insurance funded contracts are subject to supervision by state insurance departments and are protected in the majority of states by insurance guaranty acts.

  Fair Value of Financial Instruments

     The following estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies.

     The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts of the Company's fixed rate long-term borrowings, totaling $9,277,000 and $6,452,000 at December 31, 1995 and 1994, respectively, approximate their fair value.

     The carrying value of the Company's revolving credit agreement approximates fair value because the rate on such agreement is variable, based on current market. It is not practicable to estimate the fair value of receivables due on cemetery contracts without incurring excessive costs because of the large number of individual contracts with varying terms. The carrying amounts of preneed funeral contracts and the related deferred preneed funeral revenues approximates their fair value.

                        EQUITY CORPORATION INTERNATIONAL

11. MAJOR SEGMENTS OF BUSINESS

     The Company conducts its funeral and cemetery operations throughout the United States. Prior to the acquisition of MLI in January 1994, the Company did not have a cemetery operating segment.

                                                    FUNERAL     CEMETERY    CORPORATE    CONSOLIDATED
                                                    --------    --------    ---------    ------------
                                                                 (DOLLARS IN THOUSANDS)
Net revenues:
  1995............................................  $ 36,261    $ 27,740     $    --       $ 64,001
  1994............................................    27,382      21,919          --         49,301
Operating expenses:
  1995............................................  $ 27,442    $ 19,263     $ 4,782       $ 51,487
  1994............................................    19,802      15,762       3,885         39,449
Income from operations:
  1995............................................  $  8,819    $  8,477     $(4,782)      $ 12,514
  1994............................................     7,580       6,157      (3,885)         9,852
Identifiable assets:
  1995............................................  $177,412    $117,234     $ 8,181       $302,827
  1994............................................   113,689      90,349       6,328        210,366
Depreciation and amortization:
  1995............................................  $  2,186    $  1,107     $   165       $  3,458
  1994............................................     1,408       1,151         157          2,716
Capital expenditures:
  1995............................................  $  5,442    $  1,380     $   869       $  7,691
  1994............................................     1,177         809         623          2,609
Number of operating locations at:
  December 31, 1995...............................       119          61          --            180
  December 31, 1994...............................        95          48          --            143

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
  Net revenues......................................  $14,394     $14,917     $15,672     $19,018
  Gross profit......................................    4,234       3,875       3,744       5,443
  Net income........................................    1,640       1,476       1,188       1,932
  Earnings per common and equivalent share..........  $  0.11     $  0.10     $  0.08     $  0.13
1994(1)
  Net revenues......................................  $12,287     $11,879     $11,765     $13,370
  Gross profit......................................    3,945       2,818       2,659       4,315
  Income before extraordinary item..................    1,496         758         282       1,410
  Extraordinary item................................       --          --          --        (198)
  Net income........................................    1,496         758         282       1,212
  Earnings per common and equivalent share:
     Continuing operations..........................     0.17        0.09        0.03        0.10
     Extraordinary item.............................       --          --          --       (0.01)
                                                      -------     -------     -------     -------
     Net income.....................................  $  0.17     $  0.09     $  0.03     $  0.09

---------------

(1) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share in 1994 does not equal the total computed for the year due to stock transactions which occurred during 1994.

                        EQUITY CORPORATION INTERNATIONAL

13. SUBSEQUENT EVENT

     On September 10, 1996, the Company's Board of Directors declared a 3-for-2 split of the Company's Common Stock to be effected as a stock dividend. The record date for purposes of the stock dividend was September 23, 1996, and was distributed on October 2, 1996. All shares and per share information in the accompanying consolidated financial statements have been retroactively restated to reflect the effects of the stock split.

                        EQUITY CORPORATION INTERNATIONAL

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                              ASSETS



                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                       1996                1995
                                                                   -------------       ------------
                                                                     (IN THOUSANDS, EXCEPT SHARE
                                                                                DATA)
Current assets:
  Cash and cash equivalents......................................    $   4,900           $  6,233
  Receivables, net of allowances.................................        7,337              5,490
  Inventories....................................................        6,008              5,060
  Other..........................................................        1,532              1,177
                                                                      --------           --------
          Total current assets...................................       19,777             17,960
Preneed funeral contracts........................................      145,046            102,889
Cemetery properties, at cost.....................................       77,245             75,103
Long-term receivables, net of allowances.........................       34,338             30,767
Property, plant and equipment, at cost (net).....................       52,836             36,417
Deferred charges and other assets................................        7,603              7,352
Names and reputations (net)......................................       63,532             32,339
                                                                      --------           --------
          Total assets...........................................    $ 400,377           $302,827
                                                                      ========           ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.......................    $   5,907           $  5,532
  Income taxes payable...........................................          446              1,108
  Deferred income taxes..........................................        1,753              1,692
  Current maturities of long-term debt...........................          750                535
                                                                      --------           --------
          Total current liabilities..............................        8,856              8,867
Deferred preneed funeral contract revenues.......................      150,082            107,969
Long-term debt...................................................       28,902             54,518
Deferred cemetery costs..........................................       16,936             17,580
Deferred income taxes............................................       22,575             21,340
Other liabilities................................................        1,146                888
Commitments and contingencies....................................
Stockholders' equity:
  Preferred stock................................................           --                 --
  Common stock, $.01 par value; 50,000,000 shares authorized;
     19,216,334 and 14,847,251 shares issued and outstanding in
     1996 and 1995, respectively.................................          192                148
  Capital in excess of par value.................................      155,217             82,040
  Retained earnings..............................................       16,471              9,477
                                                                      --------           --------
          Total stockholders' equity.............................      171,880             91,665
                                                                      --------           --------
          Total liabilities and stockholders' equity.............    $ 400,377           $302,827
                                                                      ========           ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
                                                                             (IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                  DATA)
Net revenues:
  Funeral..............................................................    $40,232     $25,321
  Cemetery.............................................................     25,426      19,662
                                                                           -------     -------
                                                                            65,658      44,983
Costs and expenses:
  Funeral..............................................................     28,770      19,477
  Cemetery.............................................................     18,125      13,653
                                                                           -------     -------
                                                                            46,895      33,130
                                                                           -------     -------
Total gross profit.....................................................     18,763      11,853
General and administrative expenses....................................      4,370       3,442
                                                                           -------     -------
Operating income.......................................................     14,393       8,411
Interest expense.......................................................      1,690       1,297
                                                                           -------     -------
Income before income taxes.............................................     12,703       7,114
Provision for income taxes.............................................      5,709       2,810
                                                                           -------     -------
Net income.............................................................    $ 6,994     $ 4,304
                                                                           =======     =======
Earnings per share.....................................................    $  0.40     $  0.29
                                                                           =======     =======
Weighted average number of common and equivalent shares outstanding....     17,583      14,807
                                                                           =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1996        1995
                                                                          --------     -------
                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Net income............................................................  $  6,994     $ 4,304
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization......................................     3,543       2,449
     Provision for bad debts and contract cancellations.................     2,832       2,227
     Gain on sale of assets.............................................      (909)        (32)
     Deferred income taxes..............................................       835         314
  Changes in assets and liabilities, net of effects from acquisitions:
     Receivables........................................................    (7,823)     (4,991)
     Inventories........................................................        17         (37)
     Other current assets...............................................      (351)       (190)
     Other long-term assets.............................................      (724)     (3,428)
     Accounts payable and accrued liabilities...........................      (460)     (1,577)
     Income taxes payable...............................................      (663)      1,127
     Preneed funeral contracts and associated deferred revenues.........       (29)        168
                                                                          --------     -------
          Net cash provided by operating activities.....................     3,262         334
                                                                          --------     -------
Cash flows from investing activities:
  Capital expenditures..................................................    (5,829)     (3,076)
  Proceeds from sale of assets..........................................     3,037          44
  Acquisitions, net of cash used........................................   (21,012)       (787)
  Other.................................................................       162          60
                                                                          --------     -------
          Net cash used in investing activities.........................   (23,642)     (3,759)
                                                                          --------     -------
Cash flows from financing activities:
  Net proceeds from issuance of common stock............................    73,071          --
  Borrowings on long-term debt..........................................     2,278       5,573
  Payments on debt......................................................   (56,302)     (6,364)
                                                                          --------     -------
          Net cash provided by (used in) financing activities...........    19,047        (791)
                                                                          --------     -------
Decrease in cash and cash equivalents...................................    (1,333)     (4,216)
Cash and cash equivalents at beginning of period........................     6,233       5,832
                                                                          --------     -------
Cash and cash equivalents at end of period..............................  $  4,900     $ 1,616
                                                                          ========     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                              COMMON STOCK        CAPITAL IN
                                          --------------------    EXCESS OF     RETAINED    STOCKHOLDERS'
                                            SHARES      AMOUNT    PAR VALUE     EARNINGS       EQUITY
                                          ----------    ------    ----------    --------    ------------
                                                     (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
Balance, December 31, 1995..............  14,847,251     $148      $  82,040    $  9,477      $ 91,665
  Net income............................          --       --             --       6,994         6,994
  Common stock issued:
     Option exercises...................       1,999       --             22          --            22
     Equity offering....................   4,335,000       43         72,977          --        73,020
     Acquisitions.......................       7,066       --            150          --           150
     Other..............................      25,018        1             28          --            29
                                          ----------     ----       --------     -------      --------
Balance, September 30, 1996.............  19,216,334     $192      $ 155,217    $ 16,471      $171,880
                                          ==========     ====       ========     =======      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        EQUITY CORPORATION INTERNATIONAL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of Equity Corporation International and all majority owned subsidiaries ("the Company") and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. In the opinion of management, only adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

     The Company's statutory Federal income tax rate has been increased from 34% to 35% as the Company expects to exceed the taxable income threshold requiring the higher tax rate during 1996. As a result, the Company has recorded through the provision for income taxes for the nine months ended September 30, 1996 a one-time charge of $565,000 to revalue the deferred tax liability accounts to appropriately reflect the higher statutory rate.

     On September 10, 1996, the Company's Board of Directors declared a 3-for-2 split of the Company's Common Stock to be effected as a stock dividend. The record date for purposes of the dividend was September 23, 1996, and was distributed on October 2, 1996. All share and per share information in the accompanying consolidated financial statements reflect the effects of the stock split.

2. ACQUISITIONS

     The following table is a summary of acquisitions made during the nine month periods ended September 30, 1996 and 1995:

                                                                   1996            1995
                                                                -----------     -----------
    Number acquired:
      Funeral homes...........................................           44              21
      Cemeteries..............................................            1              11
    Purchase price............................................  $49,915,000     $35,592,000

     The purchase price for these acquisitions consisted of cash, Common Stock and debt issued or assumed. The excess of purchase price over the fair value of assets acquired and liabilities assumed is included in Names and reputations
(net) on the Consolidated Balance Sheet and will be amortized over a 40-year period. In connection with these acquisitions, the Company enters into customary employment, consulting and noncompetition agreements with certain employees and former owners of the businesses acquired. In certain situations, the Company will prepay a portion of the noncompetition agreements and amortize such prepayments on a straight-line basis over the terms of the agreements. The purchase prices indicated above do not include $832,000 and $1,805,000 for noncompetition agreements which were prepaid to individuals related to businesses acquired in the nine month periods ended September 30, 1996 and 1995, respectively. The acquisitions have been accounted for as purchases and their operating results have been included since their respective dates of acquisition.

     Included in the summary of acquisitions for the 1996 period are 11 funeral homes and related assets that were acquired from Service Corporation International (SCI), a significant stockholder of the Company, in September 1996 for an aggregate purchase price of approximately $10,625,000 in cash.

                        EQUITY CORPORATION INTERNATIONAL

                                  (UNAUDITED)

     The effect of acquisitions on the Consolidated Balance Sheet was as follows:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Current assets.................................................  $  3,166     $  1,445
    Preneed funeral contracts......................................    35,358       18,610
    Cemetery properties............................................     2,349       10,805
    Long-term receivables, net of allowances.......................    (1,075)       1,858
    Property, plant and equipment..................................    13,684        7,006
    Deferred charges and other assets..............................       773        1,805
    Name and reputations...........................................    32,422       16,890
    Current liabilities............................................    (3,207)        (998)
    Deferred preneed funeral contract revenues.....................   (35,458)     (19,432)
    Long-term debt.................................................   (25,515)     (31,857)
    Deferred cemetery costs........................................       121       (1,188)
    Deferred income taxes..........................................      (462)        (874)
    Other liabilities..............................................      (336)      (3,053)
    Common stock issued............................................      (150)        (119)
                                                                     --------     --------
      Total........................................................    21,670          898
      Less cash acquired...........................................       658          111
                                                                     --------     --------
      Cash used for acquisitions...................................  $ 21,012     $    787
                                                                     ========     ========

     The following represents the unaudited pro forma results of operations for the nine month periods ended September 30, 1996 and 1995, assuming the above noted acquisitions had occurred as of January 1, 1995:

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1996        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS,
                                                                        EXCEPT PER SHARE
                                                                              DATA)
    Net revenues.....................................................  $75,789     $66,685
    Income before income taxes.......................................   13,883       9,032
    Net income.......................................................    7,696       5,464
    Earnings per common and equivalent share.........................  $  0.44     $  0.37

3. PRENEED FUNERAL CONTRACTS AND DEFERRED PRENEED FUNERAL CONTRACT REVENUES

     The Company sells preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreement is signed. These contracts are included in the Consolidated Balance Sheet as Preneed funeral contracts. Payments on these contracts are generally placed in trust (pursuant to state law) or are used to pay premiums on life insurance policies issued by third party insurers. When the services are performed, approximately $63,250,000 and $38,063,000 will be funded by trusts and approximately $81,796,000 and $64,826,000 will be funded by insurance policies as of September 30, 1996 and December 31, 1995, respectively. Accumulated earnings from trust funds and increasing insurance benefits have been included to the extent they have accrued through September 30, 1996 and December 31, 1995, respectively. The cumulative total has been reduced by allowable cash withdrawals for trust earning distributions and amounts retained by the Company pursuant to various state laws. At September 30, 1996

                        EQUITY CORPORATION INTERNATIONAL

                                  (UNAUDITED)

and December 31, 1995, the amounts collected and held in trusts, at cost, which approximates market, were approximately $55,129,000 and $32,176,000, respectively. The amounts in trusts and all life insurance policies are generally transferred to the customer upon contract cancellation.

     Deferred preneed funeral contract revenues includes the contract amount of all price guaranteed funeral services and accumulated trust earnings and increasing insurance benefits earned. The Company defers recognition of trust earnings and insurance benefits until performance of the funeral service. Upon performance of the funeral service, the Company will recognize the fixed contract price and related accumulated trust earnings or increasing insurance benefits as funeral service revenues.

4. DEBT

     In October 1994, the Company entered into an uncollateralized revolving credit agreement with a group of banks to be used for acquisition financing and general corporate purposes. The Credit Facility, as amended ("Credit Facility"), provides for a line of credit up to $100,000,000 and expires in October 1999. The Credit Facility bears interest, at the Company's option, at either (i) the prime rate plus up to 0.25% or (ii) the London Interbank Offered Rate plus 0.75% up to 1.50%, depending on the Company's leverage ratio, as defined. The Credit Facility also contains customary restrictive covenants requiring the Company to maintain certain financial ratios and is guaranteed by all of the Company's subsidiaries. The Credit Facility will permit the payment of dividends on the Company's Common Stock only to the extent the Company maintains a specified net worth.

5. DISPOSITIONS

     During March 1996, the Company conveyed to SCI three funeral home operations which had been previously operated by an unaffiliated third party for an aggregate purchase price of $2,085,000. The three funeral homes had originally been acquired by the Company from SCI in May 1990. In January 1993, the Company entered into long-term agreements with the third party, under which the third party operated the three funeral homes. In February 1996, a subsidiary of SCI acquired the operations of the third party and assumed the long-term agreements with the Company. Included in net funeral service revenues and related funeral costs and expenses is the $2,085,000 and $1,135,000, respectively, related to the transaction. Proceeds from the sale were remitted to the Company in April 1996.

6. EQUITY OFFERING

     On May 1, 1996 the Company completed a public offering of 4,335,000 shares of its Common Stock at $18.00 per share, including 585,000 shares sold to the underwriters pursuant to the overallotment option granted to them, for net proceeds of approximately $73,000,000 (after selling commissions and estimated related expenses of $5,000,000). The net proceeds were used to pay off amounts outstanding under the Credit Facility and will be used for general corporate purposes, including current and future acquisitions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary.................       3
Risk Factors.......................       8
The Company........................      10
Price Range of Common Stock and
  Dividend Policy..................      11
Use of Proceeds....................      11
Capitalization.....................      12
Selected Financial and Operating
  Data.............................      13
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........      15
The Deathcare Industry.............      26
Business...........................      28
Management.........................      37
Selling Stockholder................      39
Underwriting.......................      40
Legal Matters......................      41
Experts............................      41
Available Information..............      41
Incorporation of Certain Documents
  by Reference.....................      42
Index to Financial Statements......     F-1

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                                7,994,522 SHARES

                                      LOGO

                                     EQUITY
                                  CORPORATION
                                 INTERNATIONAL

                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                              MERRILL LYNCH & CO.

                                    ABN AMRO
                              CHICAGO CORPORATION

                               J.P. MORGAN & CO.

                        RAYMOND JAMES & ASSOCIATES, INC.
                                JANUARY 30, 1997

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